DRAFT

Exhibit 2.1

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

SLM CORPORATION,

SLM BANKCO

AND

NEW CORPORATION

DATED AS OF

[—], 2014

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5.5	Non-Solicitation Matters	57
5.6	Cooperation	58
5.7	Non-Disparagement	58
5.8	IT Transition	58
5.9	Joint Development Activities	59

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		59

6.1	Agreement for Exchange of Information; Archives	59
6.2	Ownership of Information	59
6.3	Compensation for Providing Information	59
6.4	Record Retention	60
6.5	Limitations of Liability	60
6.6	Other Agreements Providing for Exchange of Information	60
6.7	In-House Lawyers and Other Legal Staff	60
6.8	Production of Witnesses; Records; Cooperation	63
6.9	Confidentiality	64
6.10	Protective Arrangements	65

ARTICLE VII GOVERNANCE AND DISPUTE RESOLUTION		65

7.1	Program Managers; Separation Oversight Committee	65
7.2	Escalation Process; Good Faith Negotiation	67
7.3	Dispute Resolution	69
7.4	Continuation of Services and Commitments	71

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		72

8.1	Further Assurances	72

ARTICLE IX TERMINATION		73

9.1	Termination	73
9.2	Effect of Termination	73

ARTICLE X MISCELLANEOUS		73

10.1	Counterparts; Entire Agreement; Corporate Power	73
10.2	Governing Law	74
10.3	Assignability	74
10.4	Third Party Beneficiaries	75
10.5	Notices	75
10.6	Severability	76
10.7	Force Majeure	76
10.8	Publicity	76
10.9	Expenses	76
10.10	Headings	76
10.11	Survival of Covenants	76
10.12	Waivers of Default	76
10.13	Specific Performance	77
10.14	Amendments	77
10.15	Interpretation	77
10.16	Limitations of Liability	77
10.17	Performance	78

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EXHIBITS

Exhibit A	Certificate of Merger
Exhibit B	Existing SLM Holdco Operating Agreement
Exhibit C	NewCo Bylaws
Exhibit D	NewCo Certificate of Incorporation
Exhibit E	Plan of Merger
Exhibit F	SMI Certificate of Incorporation

SCHEDULES

Schedule 1.1(a)	Notes
Schedule 1.1(b)	Securitization Trusts
Schedule 1.2(b)	SLM BankCo Contracts
Schedule 1.3(a)	Registrable NewCo Intellectual Property
Schedule 1.4	SLM BankCo Intellectual Property
Schedule 1.5(a)	NewCo Names and NewCo Marks
Schedule 1.5(b)	SLM Names and SLM Marks
Schedule 1.6	Private Loan Servicing Assets and IP
Schedule 1.7	Private Loan Servicing Liabilities
Schedule 2.1(m)	Equity Interests to be Distributed
Schedule 2.2(a)(ii)	NewCo Entities
Schedule 2.2(a)(vi)(A)	NewCo Real Property
Schedule 2.2(a)(vi)(B)	NewCo Leases
Schedule 2.2(b)	Assets to be Transferred to SLM BankCo
Schedule 2.2(b)(iii)	SLM BankCo Entities
Schedule 2.2(b)(v)	SLM BankCo Systems
Schedule 2.2(b)(vi)(A)	SLM BankCo Real Property
Schedule 2.2(b)(vi)(B)	SLM BankCo Leases
Schedule 2.3(a)(v)	Discontinued Businesses
Schedule 2.3(b)(i)	Pre-Separation Consumer Banking Business Liabilities
Schedule 2.3(b)(i)(D)	SLM BankCo Third Party TSA Support Liabilities
Schedule 2.5(a)	Shared Contracts
Schedule 2.10(a)	Agreements to be Terminated
Schedule 2.10(b)(ii)	Exceptions to Agreements to be Terminated
Schedule 2.14	NewCo Licensed Materials
Schedule 2.14(d)	Permitted Use of SLM Names and SLM Marks
Schedule 5.6(a)	Third Party TSA Obligations
Schedule 7.1(a)	Program Managers
Schedule 7.1(b)	Separation Oversight Committee
Schedule 7.3	Dispute Resolution Procedures

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [—], 2014 (this “Agreement”), is by and among SLM Corporation, a Delaware corporation (“Existing SLM”), New BLC Corporation, a Delaware corporation (“SLM BankCo”), and New Corporation, a Delaware corporation (“NewCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the Existing SLM Board has determined that it is in the best interests of Existing SLM and its stockholders to separate into two separate publicly-traded companies;

WHEREAS, in furtherance of the foregoing, the Existing SLM Board has determined that it is appropriate and desirable for Existing SLM to undergo an internal corporate reorganization as a first step in the separation of its education loan management business from its consumer banking business (the “Separation”), and to thereafter make a distribution, on a pro rata basis, to holders of shares of Existing SLM Common Stock on the Record Date of all the outstanding shares of NewCo Common Stock owned by SLM BankCo (the “Distribution”);

WHEREAS, for U.S. federal income tax purposes, the Separation and the Distribution, taken together, are intended to qualify as a transaction that is tax-free under Sections 355 and 368(a)(1)(D) of the Code; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions to be undertaken to effect the Separation and the Distribution and certain other agreements that will govern various matters relating to the Separation and the Distribution and the relationship of SLM BankCo, NewCo and their respective Subsidiaries following the Separation and the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“AAA” shall have the meaning set forth in Section 7.3(c)(ii).

“Acquiring Person” shall have the meaning set forth in Section 5.4(e)(iii).

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the NewCo Group shall be deemed an Affiliate of any member of the SLM BankCo Group and (b) no member of the SLM BankCo Group shall be deemed an Affiliate of any member of the NewCo Group, except that the foregoing shall not affect the treatment of SLM BankCo and SMI as “affiliates” for purposes of federal customer data privacy laws, including the Gramm-Leach-Bliley Act, during the Preferred Stock Period.

“Agent” shall mean Computershare Trust Company, N.A., or such other trust company or bank duly appointed by Existing SLM to act as distribution agent, transfer agent and registrar for the shares of NewCo Common Stock in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean the Transition Services Agreement, the Tax Sharing Agreement, the Employee Matters Agreement, the Loan Servicing Agreement, the Joint Marketing Agreement, the Key Systems Agreement, the Data Sharing Agreement, the Sublease Agreement and the Transfer Documents.

“Applicable Deadline” shall have the meaning set forth in Section 7.3(c)(i).

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arbitration Act” means the United States Arbitration Act, 9 U.S.C. §§ 1 et seq.

“Arbitration Demand Notice” shall have the meaning set forth in Section 7.3(c).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“ATLAS Derivative Works” shall have the meaning set forth in Section 2.1(k)(iii).

“ATLAS Software” shall mean the Software, Technology and related Intellectual Property that comprises the ATLAS System, excluding any Third Party Software.

“ATLAS System” shall mean the private credit originations engine that supports the primary business functions to (i) enable loan origination and (ii) conduct the core integration of all components necessary to complete loan originations, including all equipment, Software, and associated attachments, features, accessories, peripherals and cabling, and all additions, modifications, substitutions, upgrades or enhancements to such system as of the Effective Time.

“Auction Rate Securities and Reset Rate Notes” shall mean all outstanding notes of each series listed on Schedule 1.1(a).

“Certificate of Merger” shall mean the Certificate of Merger to be filed pursuant to Section 251(g) of the DGCL in furtherance of the Merger, substantially in the form of Exhibit A.

“Change of Control” shall mean, with respect to NewCo or SLM BankCo, as applicable, the occurrence after the Effective Time of any of the following: (a) the sale, conveyance, transfer or other disposition (however accomplished), in one or a series of related transactions, of all or substantially all of the assets of such party or such party’s Group to a third Person that is not an Affiliate of such party prior to such transaction or the first of such related transactions; (b) the consolidation, merger or other business combination of a party with or into any other entity, immediately following which the then-current stockholders of the party, as such, fail to own in the aggregate at least a majority of the voting power in the election of directors of all the outstanding voting securities of the surviving party in such consolidation, merger or business combination or of its ultimate publicly-traded parent entity; (c) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires at least a majority of the voting power in the election of directors of all the outstanding voting securities of such party (other than (i) a reincorporation, holding company merger or similar corporate transaction in which each of such party’s stockholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such party immediately prior to such transaction, or (ii) in connection with a transaction described in clause (b), which shall be governed by such clause (b)); or (d) a majority of the board of directors of such party ceasing to consist of individuals who have become directors as a result of being nominated or elected by a majority of such party’s directors.

“Citibank Loan Agreement” shall mean that certain Term Loan Agreement dated as of September 17, 2010 by and among Bull Run 1 LLC, as Borrower, SLM, as Guarantor, Citibank, N.A., as the Administrative Agent, the Syndicate Agent, the Collateral Agent, and a Lender, and additional lenders that may become a party thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contribution” shall have the meaning set forth in Section 2.1(k).

“Covered Personnel” shall have the set forth in Section 5.5.

“CPR” shall have the meaning set forth in Section 7.3(b).

“Data Sharing Agreement” shall mean the Data Sharing Agreement to be entered into by and between SLM BankCo and NewCo or their respective Subsidiaries in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Delayed NewCo Asset” shall have the meaning set forth in Section 2.6(c).

“Delayed NewCo Liability” shall have the meaning set forth in Section 2.6(c).

“Delayed SLM BankCo Asset” shall have the meaning set forth in Section 2.6(h).

“Delayed SLM BankCo Liability” shall have the meaning set forth in Section 2.6(h).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Disclosure Document” shall mean (i) any registration statement (including the Form 10 and any Form S-8, Form S-1 or Form S-3) filed with the SEC by or on behalf of any Party or any of its controlled Affiliates, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or the NewCo Group or primarily relates to the transactions contemplated under this Agreement or any Ancillary Agreement and (ii) any registration statement, periodic report or other disclosure document filed with the SEC or any other Governmental Authority by any Party prior to the Effective Time.

“Dispute” shall have the meaning set forth in Section 7.2(a)(i).

“Dispute Notice” shall have the meaning set forth in Section 7.2(a)(i).

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean [—], 2014.

“DLLCA” shall mean the Delaware Limited Liability Company Act.

“D&O Tail Policy” shall mean the [—]-year directors’ and officers’ liability insurance policy purchased by Existing SLM with respect to liabilities arising prior to the Effective Time.

“DSLP Loans” shall mean educational loans provided by the William D. Ford Federal Direct Loan Program to students and parent borrowers directly through the U.S. Department of Education rather than through a bank or other lender.

“Effective Time” shall mean 4:00 p.m., Eastern Standard Time, on the Distribution Date.

“Effective Time Sallie Mae” shall mean SLM BankCo and its Subsidiaries (including NewCo and Existing SLM), as constituted immediately prior to the Effective Time.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between SLM BankCo and NewCo or their respective Subsidiaries in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Equity Distribution” shall have the meaning set forth in Section 2.1(m).

“Equity Interests” of any Person shall mean any membership interests, capital stock or other equity interest or any securities convertible into or exchangeable for equity interests, or any other rights, warrants or options (whether or not currently exercisable) to acquire any of the foregoing securities.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing SLM” shall have the meaning set forth in the Preamble; provided, that all references to Existing SLM in this Agreement shall be to Existing SLM as it exists prior to the Merger Effective Time.

“Existing SLM Common Stock “ shall mean the common stock, par value $0.20 per share, of Existing SLM.

“Existing SLM Board” shall mean the Board of Directors of Existing SLM and any authorized committee thereof, as constituted prior to the Merger Effective Time.

“Existing SLM Holdco” shall mean the limited liability company that is the surviving Person in the Merger.

“Existing SLM Holdco Operating Agreement” shall mean the limited liability company agreement of Existing SLM Holdco, substantially in the form of Exhibit B.

“Existing SLM Lawyers” shall have the meaning set forth in Section 6.7(a).

“Existing SLM Series A Preferred Stock” shall mean the 6.97% Cumulative Redeemable Preferred Stock, Series A, par value $0.20 per share, of Existing SLM.

“Existing SLM Series B Preferred Stock” shall mean the Floating Rate Non-Cumulative Preferred Stock, Series B, par value $0.20 per share, of Existing SLM.

“FFELP Loans” shall mean education loans to students and parents of students that are guaranteed or reinsured in accordance with the Federal Family Education Loan Program, initiated by Title IV of the Higher Education Act of 1965 and terminated (as to new loans) under the Health Care and Education Reconciliation Act of 2010.

“FHLB-DM Facility” shall mean (a) the Advances, Pledge and Security Agreement between HICA Education Loan Corporation and the Federal Home Loan Bank of Des Moines, dated January 15, 2010, and (b) the Affiliate Collateral Pledge and Security Agreement between SLM Education Credit Finance Corporation, HICA Education Loan Corporation and the Federal Home Loan Bank of Des Moines, dated January 15, 2010.

“Force Majeure” shall mean a force not reasonably within the control of the party (including acts of God, acts of war, riots, insurrections, illegality of performance, strikes or other industrial disturbances, breakage or accident to machinery or equipment, fires, earthquakes, hurricanes, floods and other disasters). For the avoidance of doubt, the following events shall not constitute Force Majeure events: (a) acts or omissions of subcontractors; and (b) delays or failures to the extent they could have been avoided or their impact mitigated through the use of commercially reasonable business continuity measures

“Form 10” shall mean the Registration Statement on Form 10 filed by NewCo with the SEC to effect the registration of shares of NewCo Common Stock pursuant to the Exchange Act in connection with the Distribution, as such Registration Statement may be amended (including by post-effective amendment) or supplemented from time to time prior to the Distribution Date.

“Governmental Approvals” shall mean any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean either the NewCo Group and/or the SLM BankCo Group, as the context requires.

“Historical P/C Policies” means any historical occurrence-based property and casualty policies of insurance held by Effective Time Sallie Mae or its predecessors at any time prior to the Effective Time.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Indentures” shall mean (i) that certain Indenture, dated as of October 1, 2000, between Existing SLM (formerly USA Education, Inc.) and The Bank of New York Mellon, as successor to J.P. Morgan Chase Bank, National Association, formerly Chase Manhattan Bank, as amended or supplemented from time to time, and (ii) that certain Indenture, dated as of April 25, 2006, between Existing SLM and Deutsche Trustee Company Limited, as amended or supplemented from time to time.

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), hard copy audit, external audit and internal control records and other technical, financial, employee or business information or data.

“Information Statement” shall mean the information statement forming part of the Form 10, which is to be delivered to Record Holders in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution Date.

“Insurance Proceeds” shall mean those monies (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured.

“Intellectual Property” shall mean all of the following, whether arising under the Laws of the United States or of any foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (f) intellectual property rights arising from or in respect of any Technology.

“IRS” shall mean the United States Internal Revenue Service.

“IRS Ruling” shall have the meaning set forth in Section 3.3(a)(iii).

“IT Transition” shall have the meaning set forth in Section 5.8.

“Joint Development Projects” shall have the meaning set forth in Section 5.9.

“Joint Legal Materials” shall have the meaning set forth in Section 6.7(d).

“Joint Marketing Agreement” shall mean the Joint Marketing Agreement to be entered into by and between SLM BankCo and NewCo or their respective Subsidiaries in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Joint Materials” shall have the meaning set forth in Section 5.9.

“Key Systems Agreement” shall mean the Key Systems Agreement to be entered into by and between SLM BankCo and NewCo or their respective Subsidiaries in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Legacy Indebtedness” shall mean (a) all unsecured notes issued by Existing SLM pursuant to the Indentures, (b) all Auction Rate Securities and Reset Rate Notes, (c) all advances under the FHLB-DM Facility and (d) any indebtedness for borrowed money under the Citibank Loan Agreement.

“Legal Materials” shall have the meaning set forth in Section 6.7(d).

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any

Third Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“linked” shall have the meaning set forth in Section 2.11(a).

“Loan Servicing Agreement” shall mean the Amended and Restated Loan Servicing and Administration Agreement to be entered into by and between SLM BankCo and NewCo or their respective Subsidiaries in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Losses” shall mean actual losses (including any diminution in value), costs, amounts paid in settlement or restitution, damages, penalties and expenses (including reasonable legal and accounting fees and reasonable expenses and costs of investigation and litigation), whether or not involving a Third Party Claim.

“Mediation Request” shall have the meaning set forth in Section 7.3(b).

“Merger” shall have the meaning set forth in Section 2.1(i).

“MergerSub” shall mean [—] LLC, a Delaware limited liability company.

“Merger Effective Time” shall mean the date and time when the Merger shall become effective in accordance with the DGCL.

“NASDAQ” shall mean the NASDAQ Global Select Market.

“NewCo” shall have the meaning set forth in the Preamble.

“NewCo Accounts” shall have the meaning set forth in Section 2.11(a).

“NewCo Assets” shall have the meaning set forth in Section 2.2(a).

“NewCo Balance Sheet” shall mean the unaudited pro forma consolidated balance sheet of NewCo, including the notes thereto, as of December 31, 2013, as set forth under the caption “Unaudited Pro Forma Condensed Consolidated Financial Statements” in the Information Statement.

“NewCo Board” shall mean the Board of Directors of NewCo and any authorized committee thereof.

“NewCo Business” shall mean all businesses, operations and activities conducted at any time from and after the Effective Time by the NewCo Group.

“NewCo Bylaws” shall mean the Amended and Restated Bylaws of NewCo, substantially in the form of Exhibit C.

“NewCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of NewCo, substantially in the form of Exhibit D.

“NewCo Contracts” shall mean any contracts and agreements, other than SLM BankCo Contracts, to which Effective Time Sallie Mae is a party or by which Effective Time Sallie Mae’s Assets are bound at or prior to the Effective Time, whether or not in writing, including the following:

(a) any customer, marketing, co-marketing, supply or vendor contracts or agreements entered into prior to the Effective Time that relates to the Pre-Separation Education Loan Management Business;

(b) (i) any indenture, servicing agreement or administration agreement or other transaction documents entered into by the Securitization Trusts, (ii) any trust agreements governing the Securitization Trusts, (iii) the Excess Distribution Certificates issued by the Securitization Trusts and (iv) any underwriting agreement, pricing agreement, purchase agreement (and the master securitization terms thereto), sale agreement or interim trust agreement entered into by any member of the NewCo Group or the SLM BankCo Group in respect of the Securitization Trusts, but shall exclude purchase agreements and the like entered into by any member of the SLM BankCo Group;

(c) each FFELP Loan and each Private Education Loan that is not owned by Sallie Mae Bank;

(d) subject to Section 2.14, any license agreement related exclusively to the Pre-Separation Education Loan Management Business;

(e) any guarantee, indemnity, representation, warranty or other Liability of Effective Time Sallie Mae in respect of any other NewCo Contract, any NewCo Liability or the Pre-Separation Education Loan Management Business;

(f) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreement with any employee, independent contractor or consultant of the NewCo Group that is in effect as of the Effective Time;

(g) any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements related exclusively to the Pre-Separation Education Loan Management Business or entered into by or on behalf of any member (including any division or business unit) of the NewCo Group;

(h) the Indentures and the Legacy Indebtedness; and

(i) any other documents or agreements not entered into, retained by or expressly assumed by a member of the SLM BankCo Group pursuant to this Agreement or any Ancillary Agreement.

“NewCo Counsel” shall have the meaning set forth in Section 6.7(a).

“NewCo Entities” shall have the meaning set forth in Section 2.2(a)(ii).

“NewCo Group” shall mean NewCo, each Subsidiary of NewCo and each Affiliate of NewCo, as constituted as of and after the Effective Time.

“NewCo Indemnitees” shall have the meaning set forth in Section 4.3.

“NewCo Intellectual Property” shall mean (a) the NewCo Names and NewCo Marks and other Registrable IP set forth on Schedule 1.3(a), (b) all Other IP that is not used or held for use exclusively in the Pre-Separation Consumer Banking Business, (c) SMI’s undivided joint ownership interest in the ATLAS Software and (d) the SMI Licensed IP.

“NewCo Liabilities” shall have the meaning set forth in Section 2.3(a).

“NewCo Names and NewCo Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of any word or element owned, held or licensed by Effective Time Sallie Mae, including those listed on Schedule 1.5(a) (in block letters or otherwise), either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing, in each case other than names, marks, trade dress, logos, monograms, domain names and other source or business identifiers that are SLM Names and SLM Marks.

“NewCo Licensed Materials” shall have the meaning set forth in Section 2.14(a).

“NewCo Program Manager” shall have the meaning set forth in Section 7.1(a)(i).

“NewCo Common Stock” shall mean the common stock, par value $0.01 per share, of NewCo authorized by the NewCo Certificate of Incorporation.

“NewCo Software” shall mean all Software owned or licensed by Effective Time Sallie Mae other than the SLM BankCo Software; provided, that NewCo Software expressly excludes ATLAS Software.

“NewCo Technology” shall mean all Technology owned or by Effective Time Sallie Mae other than the SLM BankCo Technology; provided, that NewCo Technology expressly excludes ATLAS Software.

“NewCo Transfer Documents” shall have the meaning set forth in Section 2.4(b).

“Non-assignable Contract” shall have the meaning set forth in Section 2.5(a).

“Non-Solicitation Period” shall have the meaning set forth in Section 5.5.

“Operating Agreement Amendment” shall have the meaning set forth in Section 5.3.

“Operating Agreement Amendment Proposal” shall have the meaning set forth in Section 5.3.

“Other IP” shall mean all Intellectual Property, other than Registrable IP, that is owned by, licensed by or to, or sublicensed by Effective Time Sallie Mae.

“Parties” shall mean (i) prior to the Effective Time, Existing SLM (including for this purpose only, Existing SLM Holdco after the Merger Effective Time), NewCo and SLM BankCo and (ii) from and after the Effective Time, NewCo and SLM BankCo.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Merger” shall mean the Agreement and Plan of Merger by and among Existing SLM, SLM BankCo and MergerSub, substantially in the form of Exhibit E.

“Preferred Stock Period” shall have the meaning set forth in the SMI Certificate of Incorporation.

“Preferred Stock Purchase Agreement” shall mean the agreement between SMI and SLM BankCo pursuant to which SLM BankCo will purchase from SMI, for a purchase price of $1,000, [—] shares of SMI Preferred Stock.

“Pre-Separation Consumer Banking Business” shall mean the businesses, operations and activities conducted immediately prior to the Effective Time by Sallie Mae Bank, Upromise and Sallie Mae Business Services and their Subsidiaries.

“Pre-Separation Education Loan Management Business” shall mean (a) all businesses, operations and activities conducted at any time prior to the Merger Effective Time by or on behalf of Existing SLM and its Subsidiaries and Affiliates, other than the Pre-Separation Consumer Banking Business, and (b) all businesses, operations and conducted at any time prior to the Merger Effective Time by or on behalf of Existing SLM and its current and former Subsidiaries and Affiliates that have been sold, divested or discontinued, including the sold, divested or discontinued businesses and operations listed on Schedule 2.3(a)(v).

“Prime Rate” shall mean [—].

“Private Education Loan” shall mean (A) a loan provided by a private educational lender that (i) is not made, insured or guaranteed under Title IV of the Higher Education Act of 1965 (20 U.S.C. 1070 et seq.); and (ii) is issued expressly for post-secondary educational expenses to a borrower, regardless of whether the loan is provided through the educational institution that the subject student attends or directly to the borrower from the private educational lender. For the avoidance of doubt, “Private Education Loan” does not include (x) an extension of credit under an open end consumer credit plan, a reverse mortgage transaction, a residential mortgage transaction or any other loan that is secured by real property or a dwelling or (y) a loan that consolidates or refinances an education loan.

“Private Loan Servicing Assets” shall mean (i) the Private Loan Servicing IP, (ii) all of the Equity Interests of Sallie Mae Business Services and (iii) those Assets and employees of SMI identified on Schedule 1.6, which are to be transferred to Private ServiceCo.

“Private Loan Servicing Business” shall mean the business, operations and activities conducted at any time after the Effective Time by Private Service Co.

“Private Loan Servicing IP” shall mean the Registrable IP set forth on Schedule 1.6 to be transferred to Private ServiceCo.

“Private Loan Servicing Liabilities” shall mean all of Liabilities of SMI that are to be transferred to Private ServiceCo and that are not NewCo Liabilities, as set forth on Schedule 1.7.

“Private ServiceCo” shall mean SMB Servicing Company, Inc., a Delaware corporation.

“Procedure” shall have the meaning set forth in Section 7.3(b).

“Program Managers” shall have the meaning set forth in Section 7.1(a)(ii).

“RE 2” shall have the meaning set forth in Section 2.1(d).

“RE 3” shall have the meaning set forth in Section 2.1(d).

“RE 5” shall have the meaning set forth in Section 2.1(g).

“Record Date” shall mean 4:00 p.m., Eastern Standard Time, on [—], 2014.

“Record Holders” shall mean the holders of record of issued and outstanding shares of Existing SLM Common Stock as of the Record Date.

“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Sallie Mae Bank” shall mean Sallie Mae Bank, a Utah industrial bank and insured depository institution.

“Sallie Mae Board” shall mean (i) the Existing SLM Board prior to the Merger Effective Time and (ii) the SLM BankCo Board from and after the Merger Effective Time up to the Effective Time.

“Sallie Mae Business Services” shall mean Sallie Mae Business Services, LLC, a Delaware limited liability company.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securitization Trust Notes” shall mean all notes backed by FFELP Loans or Private Education Loans issued by the Securitization Trusts.

“Securitization Trusts” shall mean any Delaware statutory trust established by any member of the NewCo Group or the SLM BankCo Group prior to the Effective Time for the purpose of issuing notes backed by FFELP Loans or Private Education Loans and listed on Schedule 1.1(b).

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Separation Oversight Committee” shall have the meaning set forth in Section 7.1(b)(i).

“Separation Oversight Period” shall have the meaning set forth in Section 7.1(a)(iii).

“Shared Contract” shall have the meaning set forth in Section 2.5(a).

“Shared Policies” shall have the meaning set forth in Section 5.1(c).

“SLM BankCo” shall have the meaning set forth in the Preamble.

“SLM BankCo Accounts” shall have the meaning set forth in Section 2.11(a).

“SLM BankCo Assets” shall have the meaning set forth in Section 2.2(b).

“SLM BankCo Balance Sheet” shall mean the consolidated balance sheet of SLM BankCo, including the notes thereto, as of December 31, 2013, to be filed as an exhibit on Form 8-K by SLM BankCo within four business days after the Distribution Date.

“SLM BankCo Board” shall mean the board of directors of SLM BankCo and any authorized committee thereof, as it is constituted from and after the Merger Effective Time.

“SLM BankCo Business” shall mean the businesses, operations and activities conducted at any time from and after the Effective Time by the SLM BankCo Group.

“SLM BankCo Bylaws” shall mean the Amended and Restated Bylaws of SLM BankCo in effect as of the Effective Time in effect as of the Effective Time.

“SLM BankCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SLM BankCo in effect as of the Effective Time.

“SLM BankCo Contracts” shall mean the contracts and agreements (whether or not in writing) listed on Schedule 1.2(b).

“SLM BankCo Common Stock” shall mean the common stock, par value $0.20 per share, authorized by the SLM BankCo Certificate of Incorporation.

“SLM BankCo Counsel” shall have the meaning set forth in Section 6.7(a).

“SLM BankCo Entities” shall have the meaning set forth in Section 2.2(b)(iii).

“SLM BankCo Group” shall mean SLM BankCo, each Subsidiary of SLM BankCo and each Affiliate of SLM BankCo, as constituted as of and after the Effective Time.

“SLM BankCo Indemnitees” shall have the meaning set forth in Section 4.2.

“SLM BankCo Intellectual Property” shall mean (a) the SLM Name and SLM Marks, and (b) all Other IP that is used or held for use exclusively in the Pre-Separation Consumer Banking Business, including the Intellectual Property set forth on Schedule 1.4.

“SLM BankCo Liabilities” shall have the meaning set forth in Section 2.3(b).

“SLM BankCo Program Manager” shall have the meaning set forth in Section 7.1(a)(ii).

“SLM BankCo Series A Preferred Stock” shall mean the 6.97% Cumulative Redeemable Preferred Stock, Series A, par value $0.20 per shares, of SLM BankCo, as authorized by the SLM BankCo Certificate of Incorporation.

“SLM BankCo Series B Preferred Stock” shall mean the Floating Rate Non-Cumulative Preferred Stock, Series B, par value $0.20 per shares, of SLM BankCo, as authorized by the SLM BankCo Certificate of Incorporation.

“SLM BankCo Software” shall mean all Software that is owned or licensed by Effective Time Sallie Mae that is used or held for use exclusively in the Pre-Separation Consumer Banking Business.

“SLM BankCo Systems” shall have the meaning set forth in Section 2.2(b)(v).

“SLM BankCo Technology” shall mean all Technology that is owned or licensed by Effective Time Sallie Mae that is used or held for use exclusively in the Pre-Separation Consumer Banking Business.

“SLM BankCo Transfer Documents” shall have the meaning set forth in Section 2.4(a).

“SLM Names and SLM Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of Effective Time Sallie Mae using or containing “Sallie Mae,” “SLM,” or any other word or element listed on Schedule 1.5(b) (in block letters or otherwise), either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“SMI” shall mean Sallie Mae, Inc., a Delaware corporation.

“SMI Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SMI, substantially in the form of Exhibit F.

“SMI Board” shall mean the board of directors of SMI and any authorized committee thereof.

“SMI Licensed IP” shall have the meaning set forth in Section 2.1(k)(iv).

“SMI Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of SMI authorized by the SMI Certificate of Incorporation.

“SMI Preferred Stock Issuance” shall have the meaning set forth in Section 2.1(n).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Sublease Agreement” shall mean the Sublease Agreement to be entered into by and between SLM BankCo and NewCo or their respective subsidiaries in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture, trust or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Taxes” shall have the meaning set forth in the Tax Sharing Agreement.

“Tax Return” shall have the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” shall mean the Tax Sharing Agreement to be entered into by and between SLM BankCo and NewCo or their respective Subsidiaries in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.4(b).

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between SLM BankCo and NewCo in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Unreleased NewCo Liability” shall have the meaning set forth in Section 2.8(b).

“Unreleased SLM BankCo Liability” shall have the meaning set forth in Section 2.9(b).

“Upromise” shall mean Upromise, Inc., a Delaware corporation.

ARTICLE II

THE SEPARATION

2.1 The Reorganization and Separation. Prior to the Distribution, the Parties shall take or cause to be taken the following actions (to the extent not taken prior to the date hereof):

(a) Formation of NewCo; Charter Documents. The Parties acknowledge that Existing SLM caused NewCo to be formed as a wholly owned Subsidiary of Existing SLM on November 7, 2013, for the purpose of holding the NewCo Assets following the Separation and the Distribution. By no later than the Merger Effective Time, Existing SLM and NewCo shall cause to be taken such action as may be required under the DGCL and NewCo’s charter documents to cause NewCo’s certificate of incorporation to become the NewCo Certificate of Incorporation and NewCo’s bylaws to become the NewCo Bylaws.

(b) Formation of Private ServiceCo. The Parties acknowledge that SMI caused Private ServiceCo to be formed as a wholly owned Subsidiary of SMI on September 12, 2013, for the purpose of holding the Private Loan Servicing Business following the Separation and the Distribution.

(c) Formation of SLM BankCo; Charter Documents. The Parties acknowledge that Existing SLM caused SLM BankCo to be formed as a wholly owned Subsidiary of Existing SLM on December 2, 2013, for the purpose of holding the SLM BankCo Assets following the Separation and the Distribution.

(d) Formation of RE 3. The Parties acknowledge that Existing SLM caused RE Services 2, LLC, a wholly owned subsidiary of Existing SLM (“RE 2”), to form RE Services 3, LLC, a Delaware limited liability company (“RE 3”), as a wholly owned Subsidiary of RE 2 on             , 201    , for the purpose of holding RE 2’s building located at 8320 Craig Street, Indianapolis, Indiana.

(e) Contribution to RE 3. The Parties acknowledge that Existing SLM caused RE 2 to contribute the building located at 8320 Craig Street, Indianapolis, Indiana, to RE 3 on [—], 2014.

(f) Distribution of RE 3 to Existing SLM. On [—], 2014, RE 2 distributed 100% of the membership interests of RE 3 to Existing SLM, such that RE 3 is a wholly owned Subsidiary of Existing SLM.

(g) Contribution of RE 3 and RE 5 to Sallie Mae Bank. On [—], 2014, Existing SLM contributed 100% of the membership interests in RE 3 and 100% of the stock of RE Services 5, Inc., a Delaware corporation (“RE 5”), to Sallie Mae Bank, such that each of RE 3 and RE 5 is a wholly owned Subsidiary of Sallie Mae Bank.

(h) Formation of MergerSub. The Parties acknowledge that SLM BankCo caused MergerSub to be formed as a wholly owned Subsidiary of SLM BankCo on [—], 2014.

(i) Merger of Existing SLM and MergerSub. On the Distribution Date but prior to the Effective Time, Existing SLM shall merge with and into MergerSub (the “Merger”) in accordance with Section 251(g) of the DGCL, the Certificate of Merger and the Plan of Merger. As a result of the Merger and in accordance with the Plan of Merger: (i) MergerSub shall (x) continue as the surviving entity, (y) be governed by the Existing SLM Holdco Operating Agreement and (z) become a wholly owned Subsidiary of SLM BankCo; (ii) each issued and outstanding share of Existing SLM Common Stock shall be converted into one share of SLM BankCo Common Stock; (iii) each issued and outstanding share of Existing SLM Series A Preferred Stock shall be converted into one share of SLM BankCo Series A Preferred Stock; and (iv) each issued and outstanding share of Existing SLM Series B Preferred Stock shall be converted into one share of SLM BankCo Series B Preferred Stock. The directors and officers of Existing SLM immediately prior to the Merger Effective Time shall be the directors and officers of SLM BankCo as of the Merger Effective Time.

(j) Name Change of SLM BankCo. Immediately following the Merger Effective Time, SLM BankCo shall file an amendment to the SLM BankCo Certificate of Incorporation to change its name to “SLM Corporation,” and Existing SLM shall take such action as may be required under applicable Law to permit such filing.

(k) Contribution of Private Loan Servicing Business. Following the Merger Effective Time, Existing SLM Holdco shall cause SMI to contribute to Private ServiceCo all of the Private Loan Servicing Assets and Private Loan Servicing Liabilities, and Private ServiceCo shall accept such Private Servicing Loan Assets and assume such Private Loan Servicing Liabilities, as follows (the “Contribution”):

(i) Transfer and Assignment of Private Loan Servicing Assets. Existing SLM Holdco shall cause SMI to contribute, assign, transfer, convey and deliver to Private ServiceCo, and Private ServiceCo shall accept, from SMI, all of the direct or indirect right, title and interest in and to all of the Private Loan Servicing Assets.

(ii) Acceptance and Assumption of Private Loan Servicing Liabilities. Existing SLM Holdco shall cause SMI to assign to Private ServiceCo, and Private ServiceCo shall assume and agree faithfully to timely perform, discharge and fulfill in accordance with their respective terms, all of the Private Loan Servicing Liabilities.

(iii) Contribution of Joint Ownership Interest in ATLAS Software. Existing SLM Holdco shall cause SMI to contribute, assign, transfer, convey and deliver to Private ServiceCo an undivided joint ownership interest in and to the ATLAS Software, subject to SMI’s retention of an undivided joint ownership interest and associated rights in the ATLAS Software. Subject to such joint ownership interest and Section 5.9, each joint owner of the Atlas Software shall otherwise have full rights of ownership with respect to the ATLAS Software, including, but not limited to the right to reproduce, use, develop, improve, perform, display, distribute, assign, nonexclusively sell, market, offer to sell, manufacture, license and sublicense, create derivative works of, perform, display and otherwise fully exploit the ATLAS Software, without the further consent of, or accounting to, the other joint owner. For the avoidance of doubt, all derivative works prepared from the ATLAS Software or any part thereof (collectively, “ATLAS Derivative Works”) after the Effective Time shall be and remain the exclusive property of the member of the NewCo Group or the SLM BankCo Group, as applicable, developing such ATLAS Derivative Work. Each joint owner of the Atlas Software shall have all right and ability to obtain registrations of the Registrable IP with respect to the ATLAS Derivative Works created by it.

(iv) Contribution of License to SMI Licensed IP. Existing SLM Holdco shall cause SMI to contribute, assign, transfer, convey and deliver to Private ServiceCo a nonexclusive, perpetual, royalty-free, transferable, assignable, sublicenseable, worldwide right and license to all Intellectual Property, Technology and Software, in each case (1) owned by SMI and (2) used or held for use in the Private Loan Servicing Business (the “SMI Licensed IP”), including, but not limited to the right to reproduce, use, develop, improve, perform, display, distribute, sell, offer to sell, nonexclusively license and sublicense, create derivative works from, and otherwise fully exploit without restriction, the SMI Licensed IP. For the avoidance of doubt, SMI Licensed IP expressly excludes (x) the ATLAS Software (as joint ownership of the same will be granted to Private ServiceCo in accordance with paragraph (iii) above), and (y) Private Loan Servicing IP (as the same will be contributed to Private ServiceCo in accordance with paragraph (ii) above).

(l) Distribution of Private ServiceCo Stock. Following the Contribution and the Merger Effective Time and prior to the Effective Time, Existing SLM Holdco shall cause SMI to distribute all of the Equity Interests of Private ServiceCo to Existing SLM Holdco, such that Private ServiceCo becomes a wholly owned Subsidiary of Existing SLM Holdco.

(m) Distribution of Equity Interests of Certain Subsidiaries to SLM BankCo. Following the Contribution and the Merger Effective Time and prior to the Effective Time, Existing SLM Holdco shall distribute all of the Equity Interests of each of the Subsidiaries listed on Schedule 2.1(m) to SLM BankCo (the “Equity Distribution”), such that each of such Subsidiaries becomes a wholly owned Subsidiary of SLM BankCo.

(n) Issuance of SMI Preferred Stock. Following the Equity Distribution and prior to the Effective Time, SLM BankCo shall purchase from SMI [—] shares of SMI Preferred Stock for a purchase price of $1,000 pursuant to the Preferred Stock Purchase Agreement (the “SMI Preferred Stock Issuance”).

(o) Contribution of Existing SLM Holdco to NewCo. Following the Equity Distribution and the SMI Preferred Stock Issuance and prior to the Effective Time, SLM BankCo shall contribute all of the Equity Interests of Existing SLM Holdco to NewCo, such that Existing SLM Holdco becomes a wholly owned Subsidiary of NewCo.

(p) Transfer of Other Assets and Assumption of Other Liabilities. Prior to the Effective Time and to the extent not effected pursuant to the preceding provisions of this Section 2.1:

(i) Transfer and Assignment of any NewCo Assets held by SLM BankCo. SLM BankCo shall, and shall cause its Subsidiaries to, contribute, assign, transfer, convey and deliver to NewCo or a Subsidiary of NewCo designated by NewCo, and NewCo and such Subsidiary shall accept from SLM BankCo and its Subsidiaries, all of SLM BankCo’s and such Subsidiaries’ respective direct or indirect right, title and interest, in and to NewCo Assets, if any, owned or held for use by any member of the SLM BankCo Group immediately prior to the Effective Time.

(ii) Acceptance and Assumption of NewCo Liabilities. SLM BankCo shall, and shall cause its Subsidiaries to, assign to NewCo or a Subsidiary of NewCo designated by NewCo, and NewCo and such Subsidiary shall accept, assume and agree faithfully to timely perform, discharge and fulfill in accordance with their respective terms, NewCo Liabilities, if any, held by any member of the SLM BankCo Group immediately prior to the Effective Time.

(iii) Transfer and Assignment of any SLM BankCo Assets held by NewCo. NewCo shall, and shall cause its applicable Subsidiaries to, contribute, assign, transfer, convey and deliver to SLM BankCo, or a Subsidiary of SLM

BankCo designated by SLM BankCo, and SLM BankCo or such Subsidiary shall accept from NewCo and its Subsidiaries, all of NewCo’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to the SLM BankCo Assets, if any, owned or held for use by NewCo or any of its Subsidiaries immediately prior to the Effective Time.

(iv) Acceptance and Assumption of SLM BankCo Liabilities. NewCo shall, and shall cause its Subsidiaries to, assign to SLM BankCo or a Subsidiary of SLM BankCo designated by SLM BankCo, and SLM BankCo and such Subsidiary shall accept, assume and agree faithfully to timely perform, discharge and fulfill in accordance with their respective terms, SLM BankCo Liabilities, if any, held by any member of the NewCo Group immediately prior to the Effective Time.

(q) Contribution of Private ServiceCo to Sallie Mae Bank. SLM BankCo shall contribute all of the outstanding capital stock of Private ServiceCo to Sallie Mae Bank, such that Private ServiceCo becomes a wholly owned Subsidiary of Sallie Mae Bank.

2.2 NewCo Assets; SLM BankCo Assets.

(a) NewCo Assets. For purposes of this Agreement, “NewCo Assets” shall mean all Assets of Effective Time Sallie Mae other than the SLM BankCo Assets, including the following (without duplication):

(i) all NewCo Contracts and all rights, interests or claims of Effective Time Sallie Mae therein; provided that NewCo Contracts that are Shared Contracts shall be governed by Section 2.5 and be treated as NewCo Assets to the extent so treated therein;

(ii) all issued and outstanding Equity Interests in the entities listed on Schedule 2.2(a)(iii) (such Subsidiaries, the “NewCo Entities”);

(iii) all Assets included on the NewCo Balance Sheet, subject to any dispositions of Assets subsequent to the date of the NewCo Balance Sheet; provided that the amounts set forth on the NewCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of NewCo Assets pursuant to this clause (iv);

(iv) except with respect to the license rights granted pursuant to Section 2.14, all rights, interests and claims of Effective Time Sallie Mae to any NewCo Names and NewCo Marks, NewCo Intellectual Property, NewCo Software and NewCo Technology;

(v) all Information or other rights and interests with respect to Information of Effective Time Sallie Mae that is exclusively related to the NewCo Assets, the NewCo Liabilities, the Pre-Separation Education Loan Management Business or the NewCo Entities and, subject to the provisions of any applicable Ancillary Agreements, a non-exclusive right to all Information of Effective Time Sallie Mae that is related to (but not exclusively related to) the NewCo Assets, the NewCo Liabilities, the Pre-Separation Education Loan Management Business or the NewCo Entities;

(vi) (A) the owned real property listed on Schedule 2.2(a)(vi)(A) and (B) the leases governing the leased real property listed on Schedule 2.2(a)(vi)(B);

(vii) any and all Assets of any member of the NewCo Group, as of the Effective Time, that are not SLM BankCo Assets; and

(viii) except as contemplated by Section 2.6(b), any and all other Assets (other than Intellectual Property, Software and Technology), owned or held by Effective Time Sallie Mae that have historically been used or held for use primarily in the Pre-Separation Education Loan Management Business that are not SLM BankCo Assets. The intention of this clause (viii) is to rectify any inadvertent omission of transfer or conveyance of any Asset to a member of the NewCo Group that, had the Parties given specific consideration to such Asset as of the date hereof, would have been designated a NewCo Asset. No Asset shall be deemed a NewCo Asset solely as a result of this clause (viii) if such Asset is within the category or type of Asset expressly covered by the terms of this Agreement or an Ancillary Agreement as being a SLM BankCo Asset unless NewCo can establish that the omission of the transfer or conveyance of such Asset to a member of the NewCo Group was inadvertent.

All rights of the NewCo Group in respect of Existing SLM insurance policies are set forth in Section 5.1 and shall not otherwise be included in the NewCo Assets.

(b) SLM BankCo Assets. For the purposes of this Agreement, “SLM BankCo Assets” shall mean (without duplication):

(i) all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) to be Assets to be transferred to or retained by any member of the SLM BankCo Group, including the Private Loan Servicing Assets and the other Assets set forth on Schedule 2.2(b);

(ii) all SLM BankCo Contracts and all rights, interests or claims of Effective Time Sallie Mae therein, provided that SLM BankCo Contracts that are Shared Contracts shall be governed by Section 2.5 and be treated as SLM BankCo Assets to the extent so treated therein;

(iii) all issued and outstanding Equity Interests in the entities listed on Schedule 2.2(b)(iii) (such Subsidiaries, the “SLM BankCo Entities”);

(iv) any cash or cash equivalents held at Sallie Mae Bank and $             to be withdrawn from NewCo Accounts prior to the Effective Time in accordance with Section 2.11(e);

(v) except with respect to the license rights granted pursuant to Section 2.14 and notwithstanding the separation and migration activities to be conducted pursuant to Section 5.8, any and all rights, interests and claims of Effective Time Sallie Mae to any of the SLM Names and SLM Marks, SLM BankCo Intellectual Property, SLM BankCo Software or SLM BankCo Technology, including, without limitation, the Intellectual Property, Software and Technology that are an integral part of the IT systems listed on Schedule 2.2(b)(v) (such systems, the “SLM BankCo Systems”);

(vi) (A) the owned real property listed on Schedule 2.2(b)(vi)(A) and (B) the leases governing the leased real property listed on Schedule 2.2(b)(vi)(B);

(vii) any and all Assets of any member of the SLM BankCo Group, as of the Effective Time, that are not expressly identified in this Agreement or in any Ancillary Agreement as NewCo Assets;

(viii) all Information or other rights or interests with respect to Information of Effective Time Sallie Mae that is exclusively related to the SLM BankCo Assets, the SLM BankCo Liabilities, the Pre-Separation Consumer Banking Business or the SLM BankCo Entities and, subject to the provisions of any applicable Ancillary Agreement, a non-exclusive right to all Information that is related to (but not exclusively related to) the SLM BankCo Assets, the SLM BankCo Liabilities, the Pre-Separation Consumer Banking Business or the SLM BankCo Entities; and

(ix) except as contemplated by Section 2.6(b), any and all other Assets (other than Intellectual Property, Software and Technology), owned or held by Effective Time Sallie Mae that have historically been used or held for use primarily in the Pre-Separation Consumer Banking Business. The intention of this clause (ix) is to rectify any inadvertent omission of transfer or conveyance of any Assets to a member of the SLM BankCo Group that, had the Parties given specific consideration to such Asset as of the date hereof, would have been designated a SLM BankCo Asset. No Asset shall be deemed to be a SLM BankCo Asset solely as a result of this clause (ix) if such Asset is within the category or type of Asset expressly covered by the terms of this Agreement or an Ancillary Agreement to be a NewCo Asset unless SLM BankCo can establish that the omission of the transfer or conveyance of such Asset to a member of the SLM BankCo Group was inadvertent.

2.3 NewCo Liabilities; SLM BankCo Liabilities.

(a) NewCo Liabilities. For the purposes of this Agreement, “NewCo Liabilities” shall mean all Liabilities of Effective Time Sallie Mae other than SLM BankCo Liabilities, including the following Liabilities (without duplication):

(i) all Liabilities relating to, arising out of or resulting from:

(A) the operation of the Pre-Separation Education Loan Management Business and the Pre-Separation Consumer Banking Business at any time prior to the Effective Time, other than Liabilities relating to, arising out of or resulting from the Pre-Separation Consumer Banking Business that are expressly allocated to or assumed by a member of the SLM BankCo Group pursuant to this Agreement or any Ancillary Agreement;

(B) servicing and collections activities performed by Existing SLM or any of its Subsidiaries (including SMI) prior to the Effective Time with respect to Private Education Loans and FFELP Loans that are SLM BankCo Assets as of the Effective Time; provided, that such Liabilities are asserted on prior to the three-year anniversary of the Effective Time; and provided, further, that Liabilities which relate to corrective actions requiring SLM BankCo to change its practices or systems from those that existed prior to the Effective Time or arising from Government Authority interpretations of Laws or regulations that differ from the interpretations or positions that such Government Authority has previously taken shall be SLM BankCo Liabilities and not NewCo Liabilities; and

(C) the operation of the NewCo Business at any time from and after the Effective Time;

(ii) any and all Liabilities of any NewCo Entity that are not expressly provided by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) to be a SLM BankCo Liability;

(iii) all agreements, obligations and Liabilities of any member of the NewCo Group under the NewCo Contracts or any Non-Assignable Contracts;

(iv) all agreements, obligations and Liabilities of any member of the NewCo Group under this Agreement or any of the Ancillary Agreements;

(v) except to the extent set forth in Section 2.3(b)(iii), all Liabilities relating to, arising out of or resulting from any of the businesses and operations terminated, divested, sold or discontinued by Existing SLM or any of its current or former Subsidiaries of Affiliates prior to the Merger Effective Time, including the businesses and operations listed on Schedule 2.3(a)(v);

(vi) all Liabilities reflected as liabilities or obligations of NewCo or its Subsidiaries on the NewCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the NewCo Balance Sheet; provided that the amounts set forth on the NewCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of NewCo Liabilities pursuant to this clause (v);

(vii) (A) all Liabilities relating to, arising out of or resulting from the Legacy Indebtedness, and (B) all Liabilities of any member of the SLM BankCo Group or the NewCo Group relating to, arising out of or resulting from the Securitization Trust Notes;

(viii) all Liabilities arising out of claims made by any current or former stockholder, director, officer, employee, or agent of any Party against such Party or any member of the SLM BankCo Group or the NewCo Group (or their respective directors, officers and employees) to the extent relating to, arising out of or resulting from (i) the Pre-Separation Education Loan Management Business or the other business, operations, activities or Liabilities referred to in clauses (i) through (vii) above, inclusive, (ii) the Pre-Separation Consumer Banking Business or (iii) the Separation and the Distribution; and

(ix) all Liabilities arising out of claims made by any current or former common or preferred stockholder of Existing SLM or SLM BankCo against any Party (or their respective directors, officers or employees) relating to, arising out of or resulting from the Separation and the Distribution.

(b) SLM BankCo Liabilities. For the purposes of this Agreement, “SLM BankCo Liabilities” shall mean (without duplication):

(i) those Liabilities related to, arising out of or resulting from the operation of the Pre-Separation Consumer Banking Business prior to the Effective Time identified on Schedule 2.3(b)(i);

(ii) all Liabilities reflected as liabilities or obligations of SLM BankCo or its Subsidiaries on the SLM BankCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SLM BankCo Balance Sheet; provided that the amounts set forth on the SLM BankCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SLM BankCo Liabilities pursuant to this clause (ii);

(iii) the support activities set forth in the third party transition services agreements listed on Schedule 2.3(b)(i)(D);

(iv) all agreements, obligations and Liabilities of any member of the SLM BankCo Group under the SLM BankCo Contracts or any Non-Assignable Contracts;

(v) all agreements, obligations and Liabilities of any member of the SLM BankCo Group under this Agreement or any of the Ancillary Agreements;

(vi) the operation of the SLM BankCo Business at any time from and after the Effective Time; and

(vii) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained or assumed by SLM BankCo or any other member of the SLM BankCo Group.

2.4 Transfer Documents.

(a) SLM BankCo Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of NewCo Assets and the assignment and assumption of NewCo Liabilities in accordance with Section 2.1, on or before the date that such NewCo Assets are contributed, assigned, transferred, conveyed or delivered or such NewCo Liabilities are assigned and assumed: (i) SLM BankCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assignments, bills of sale, contribution agreements, distribution agreements, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the contribution, assignment, transfer, conveyance and delivery of all of SLM BankCo’s and its Subsidiaries’ right, title and interest in and to the NewCo Assets to NewCo and its Subsidiaries, and (ii) NewCo shall execute and deliver, and shall cause its applicable Subsidiaries to execute and deliver, such assignments and assumptions of contracts and other instruments of assignment and assumption as and to the extent necessary to evidence the valid and effective assignment to and assumption by NewCo and its Subsidiaries of the NewCo Liabilities. All of the foregoing documents contemplated by this Section 2.4(a) shall be referred to collectively herein as the “SLM BankCo Transfer Documents.”

(b) NewCo Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of SLM BankCo Assets and the assignment and assumption of SLM BankCo Liabilities set forth in Section 2.1, on or before the date that such SLM BankCo Assets are contributed, assigned, transferred, conveyed or delivered or such SLM BankCo Liabilities are assigned and assumed: (i) NewCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assignments, bills of sale, contribution agreements, distribution agreements, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the contribution, assignment, transfer, conveyance and delivery of all of NewCo’s and its Subsidiaries’ right, title and interest in and to the SLM BankCo Assets to SLM BankCo and its Subsidiaries and (ii) SLM BankCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assignments and assumptions of contracts and other instruments of assignment and assumption as and to the extent necessary to evidence the valid and effective assignment to and assumption by SLM BankCo and its Subsidiaries of the SLM BankCo Liabilities. All of the foregoing documents contemplated by this Section 2.4(b) shall be referred to collectively herein as the “NewCo Transfer Documents” and, together with the SLM BankCo Transfer Documents, the “Transfer Documents.”

2.5 Treatment of Shared Contracts.

(a) Subject to applicable Law (including, in the case of the SLM BankCo Group, banking regulations and the advice of the SLM BankCo Group’s counsel in respect thereof), and without limiting the generality of the obligations set forth in this Article II, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.5 are expressly conveyed to a member of a Group pursuant to this Agreement or an Ancillary Agreement: (i) any contract, agreement, arrangement, commitment or understanding that is listed on Schedule 2.5(a) shall be assigned in part to one or more members of each Group, if so assignable, or appropriately duplicated, novated or amended prior to, on or after the Effective Time, so that each Party or one or more other members of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses, in each case, in accordance with the allocation of benefits and burdens set forth on Schedule 2.5(a); and (ii) (A) any contract, agreement, arrangement, commitment or understanding that is an SLM BankCo Asset or SLM BankCo Liability but that, prior to the Effective Time, inured in part to the benefit or burden of any member of the NewCo Group (other than any such contract, agreement, arrangement, commitment or understanding covering substantially the same services or arrangements that are covered by a contract, agreement, arrangement, commitment or understanding entered into by a member of the NewCo Group in connection with the Separation), and (B) any contract, agreement, arrangement, commitment or understanding that is a NewCo Asset or a NewCo Liability but that, prior to the Effective Time, inured in part to the benefit or burden of any member of the SLM BankCo Group (other than any such contract, agreement, arrangement, commitment or understanding covering substantially the same services or arrangements that are covered by a contract, agreement, arrangement, commitment or understanding entered into by a member of the SLM BankCo Group in connection with the Separation), shall be assigned in part to the applicable member(s) of the other Group, if so assignable, or appropriately duplicated, novated or amended prior to, on or after the

Effective Time, such that SLM BankCo and NewCo or the members of its respective Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, that inured to its respective businesses immediately prior to the Effective Time (any contract, agreement, arrangement, commitment or understanding referred to in clause (i) or (ii) above, a “Shared Contract”); provided, however, that, in the case of each of clause (i) and (ii) above, (1) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any contract, agreement, arrangement, commitment or understanding which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (2) if any contract, agreement, arrangement, commitment or understanding cannot be so partially assigned by its terms or otherwise, or cannot be duplicated, novated or amended or if such assignment or amendment would impair the benefit the parties thereto derive therefrom (each, a “Non-assignable Contract”), then, each of NewCo and SLM BankCo shall, and shall cause their respective Subsidiaries to, take such other reasonable and permissible actions (including by providing prompt notice to SLM BankCo or NewCo, as the case may be, with respect to any relevant claim of Liability or other relevant matters arising in connection with a Non-assignable Contract so as to allow SLM BankCo or NewCo or other members of its respective Group the ability to exercise any applicable rights thereunder) to cause the appropriate member of the NewCo Group or the SLM BankCo Group, as the case may be, to receive the rights and benefits of that portion of each Non-assignable Contract that relates to the Pre-Separation Education Loan Management Business or the Pre-Separation Consumer Banking Business, as the case may be (in each case, to the extent so related), as if such Non-assignable Contract had been assigned to (or duplicated, novated or amended to allow) NewCo or SLM BankCo or a member of its Group, as the case may be, pursuant to this Section 2.5, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.5 as of the Effective Time, which shall be considered such Group’s Liabilities for purposes of Sections 4.2 and 4.3.

(b) Nothing in this Section 2.5 shall require any member of any Group to make any material payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any material obligation or grant any material concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.5.

2.6 Approvals and Notifications.

(a) Approvals and Notifications for NewCo Transfers. To the extent that the transfer or assignment of any NewCo Asset, the assignment and assumption of any NewCo Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications prior to the Effective Time or as soon as reasonably practicable thereafter; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between SLM BankCo and NewCo, neither SLM BankCo nor NewCo (nor any other member of its respective Group) shall be obligated to pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) Delayed NewCo Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the NewCo Group of any NewCo Asset or assignment to or assumption by the NewCo Group of any NewCo Liability would be a violation of applicable Law or require any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Effective Time, then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the NewCo Group of such NewCo Assets or the assignment to and assumption by the NewCo Group of such NewCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such NewCo Assets or NewCo Liabilities shall continue to constitute NewCo Assets and NewCo Liabilities for all other purposes of this Agreement.

(c) Treatment of Delayed NewCo Assets and Delayed NewCo Liabilities. If any transfer or assignment of any NewCo Asset or any assumption of any NewCo Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.6(b) or for any other reason (any such NewCo Asset, a “Delayed NewCo Asset” and any such NewCo Liability, a “Delayed NewCo Liability”), then, insofar as reasonably possible and subject to applicable Law (including banking regulations and the advice of the SLM BankCo Group’s counsel in respect thereof), the member of the SLM BankCo Group retaining such Delayed NewCo Asset or such Delayed NewCo Liability, as the case may be, shall thereafter hold such Delayed NewCo Asset or Delayed NewCo Liability in trust for the use and benefit of the member of the NewCo Group to whom such Delayed NewCo Asset is to be transferred or assigned, or which is to assume such Delayed NewCo Liability (at the expense of such member of the NewCo Group). In addition, the member of the SLM BankCo Group retaining such Delayed NewCo Asset or such Delayed NewCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law (including banking regulations and the advice of the SLM BankCo Group’s counsel in respect thereof), treat such Delayed NewCo Asset or Delayed NewCo Liability as it did prior to the Effective Time in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the NewCo Group to whom such Delayed NewCo Asset is to be transferred or assigned, or which will assume such Delayed NewCo Liability, as the case may be, in order to place such member of the

NewCo Group in a substantially similar position as if such Delayed NewCo Asset or Delayed NewCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens of ownership relating to such Delayed NewCo Asset or Delayed NewCo Liability, as the case may be, including use, risk of loss, potential for gain, profit and dominion, control and command over such Delayed NewCo Asset or Delayed NewCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the NewCo Group. Each of SLM BankCo and NewCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the Delayed NewCo Assets and the Delayed NewCo Liabilities as Assets owned by, and/or Liabilities of, as applicable, NewCo, or its Subsidiaries, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(d) Transfer of Delayed NewCo Assets and Delayed NewCo Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of the transfer or assignment of any Delayed NewCo Asset or the deferral of the assignment and assumption of any Delayed NewCo Liability pursuant to Section 2.6(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed NewCo Asset or the assignment and assumption of any Delayed NewCo Liability have been removed, the transfer or assignment of the applicable Delayed NewCo Asset or the assignment and assumption of the applicable Delayed NewCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement or any applicable Ancillary Agreement.

(e) Costs for Delayed NewCo Assets and Delayed NewCo Liabilities. No member of the SLM BankCo Group retaining a Delayed NewCo Asset or Delayed NewCo Liability due to the deferral of the transfer or assignment of such Delayed NewCo Asset or the deferral of the assignment and assumption of such Delayed NewCo Liability, as the case may be, shall be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by NewCo or another member of the NewCo Group, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by NewCo or the member of the NewCo Group entitled to such Delayed NewCo Asset or Delayed NewCo Liability.

(f) Approvals and Notifications for SLM BankCo Transfers. To the extent that the transfer or assignment of any SLM BankCo Asset or the assignment and assumption of any SLM BankCo Liability requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications prior to the Effective Time or as soon as reasonably practicable thereafter; provided, however, that, except to the extent expressly provided in this Agreement or in any Ancillary Agreement or as otherwise agreed between SLM BankCo and NewCo, neither SLM BankCo nor NewCo nor any member of their respective

Groups shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g) Delayed SLM BankCo Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the SLM BankCo Group of any SLM BankCo Asset or assignment to and assumption by the SLM BankCo Group of any SLM BankCo Liability would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time, then, unless the parties hereto mutually shall otherwise determine, the transfer or assignment to the SLM BankCo Group of such SLM BankCo Assets or the assignment to and assumption by the SLM BankCo Group of such SLM BankCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such SLM BankCo Assets or SLM BankCo Liabilities shall continue to constitute SLM BankCo Assets and SLM BankCo Liabilities for all other purposes of this Agreement.

(h) Treatment of Delayed SLM BankCo Assets and Delayed SLM BankCo Liabilities. If any transfer or assignment of any SLM BankCo Asset or any assignment to and assumption of any SLM BankCo Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of Section 2.6(g) or for any other reason (any such SLM BankCo Asset, a “Delayed SLM BankCo Asset” and any such SLM BankCo Liability, a “Delayed SLM BankCo Liability”), then, insofar as reasonably possible, the member of the NewCo SLM BankCo Group to which such Delayed SLM BankCo Asset is to be transferred or assigned, or which is to assume such Delayed SLM BankCo Liability, as the case may be, and subject to applicable Law (including banking regulations and the advice of the SLM BankCo Group’s counsel in respect thereof), the member of the NewCo Group retaining such Delayed SLM BankCo Asset or such Delayed SLM BankCo Liability, as the case may be, shall thereafter hold such Delayed SLM BankCo Asset or Delayed SLM BankCo Liability in trust for the use and benefit of the member of the SLM BankCo Group to whom such Delayed SLM BankCo Asset is to be transferred or assigned, or which is to assume such Delayed SLM BankCo Liability (at the expense of such member of the SLM BankCo Group). In addition, the member of the NewCo Group retaining such Delayed SLM BankCo Asset or such Delayed SLM BankCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed SLM BankCo Asset or Delayed SLM BankCo Liability as it did prior to the Effective Time in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the SLM Group to whom such Delayed SLM BankCo Asset is to be transferred or assigned, or which will assume such Delayed SLM BankCo Liability, as the case may be, in order to place such member of the SLM

BankCo Group in a substantially similar position as if such Delayed SLM BankCo Asset or Delayed SLM BankCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens of ownership relating to such Delayed SLM BankCo Asset or Delayed SLM BankCo Liability, as the case may be, including use, risk of loss, potential for gain, profits and dominion, control and command over such Delayed SLM BankCo Asset or Delayed SLM BankCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SLM BankCo Group. Each of SLM BankCo and NewCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the Delayed SLM BankCo Assets and the Delayed SLM BankCo Liabilities as Assets owned by, and/or Liabilities of, as applicable, SLM BankCo, or its Subsidiaries, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(i) Transfer of Delayed SLM BankCo Assets and Delayed SLM BankCo Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of the transfer or assignment of any Delayed SLM BankCo Asset or the deferral of the assignment and assumption of any Delayed SLM BankCo Liability, are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed SLM BankCo Asset or the assignment and assumption of any Delayed SLM BankCo Liability have been removed, the transfer or assignment of the applicable Delayed SLM BankCo Asset or the assignment and assumption of the applicable Delayed SLM BankCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or any applicable Ancillary Agreement.

(j) Costs for Delayed SLM BankCo Assets and Delayed SLM BankCo Liabilities. Any member of the NewCo Group retaining a Delayed SLM BankCo Asset or Delayed SLM BankCo Liability due to the deferral of the transfer or assignment of such Delayed SLM BankCo Asset or the deferral of the assignment and assumption of such Delayed SLM BankCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by a member of the SLM BankCo Group, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by a member of the SLM BankCo Group.

2.7 Misallocations; Waiver of Bulk Sales Laws.

(a) Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s respective Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to a member of such Party’s Group), and such Party (or member of its Group) shall accept such Asset. Prior to any such transfer, the Party (or member of its Group) receiving or possessing such Asset shall hold such Asset in trust for such other Party (or member of its Group). In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of its Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or a member of its Group) pursuant to this Agreement or any Ancillary Agreement, such Party (or member of its Group) shall promptly transfer, or cause to be transferred, such Liability to the other Party (or member of its Group) to which such Liability is allocated, and such Party (or member of its Group) shall accept, assume and agree to faithfully and time perform such Liability in accordance with its terms.

(b) Waiver of Bulk-Sale and Bulk-Transfer Laws. NewCo hereby waives compliance by each and every member of the SLM BankCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer of any or all of the NewCo Assets to the members of the NewCo Group. SLM BankCo hereby waives compliance by each and every member of the NewCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer of any or all of the SLM BankCo Assets to the members of the SLM BankCo Group.

2.8 Novation of NewCo Liabilities.

(a) Each of SLM BankCo and NewCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign to NewCo or one or more other members of the NewCo Group designated by NewCo all NewCo Liabilities (including NewCo Contracts) and obtain in writing the unconditional release of each member of the SLM BankCo Group that is a party to any such NewCo Liabilities, so that, in any such case, the members of the NewCo Group shall be solely responsible for such NewCo Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither SLM BankCo nor NewCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b) If SLM BankCo or NewCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SLM BankCo Group continues to be bound by a NewCo Liability (each, an “Unreleased NewCo Liability”), NewCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SLM BankCo Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SLM BankCo Group that constitute Unreleased NewCo Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SLM BankCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased NewCo Liabilities shall otherwise become assignable or able to be novated, SLM BankCo shall promptly assign, or cause to be assigned, and NewCo or the applicable NewCo Group member shall assume, such Unreleased NewCo Liabilities without exchange of further consideration.

2.9 Novation of SLM BankCo Liabilities.

(a) Each of SLM BankCo and NewCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign to SLM BankCo or one or more other members of the SLM BankCo Group designated by SLM BankCo all SLM BankCo Liabilities and obtain in writing the unconditional release of each member of the NewCo Group that is a party to any such arrangements, so that, in any such case, the members of the SLM BankCo Group shall be solely responsible for such SLM BankCo Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither SLM BankCo nor NewCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b) If SLM BankCo or NewCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the NewCo Group continues to be bound by such SLM BankCo Liability (each, an “Unreleased SLM BankCo Liability”), SLM BankCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the NewCo Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the NewCo Group that constitute Unreleased SLM BankCo Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the NewCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SLM BankCo Liabilities shall otherwise become assignable or able to be novated, NewCo shall promptly assign, or cause to be assigned, and SLM BankCo or the applicable SLM BankCo Group member shall assume, such Unreleased SLM BankCo Liabilities without exchange of further consideration.

2.10 Termination of Certain Agreements.

(a) Except as set forth in Section 2.10(b), in furtherance of the releases and other provisions of Section 4.1, NewCo and each member of the NewCo Group, on the one hand, and SLM BankCo and each member of the SLM BankCo Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, including each of the agreements set forth on Schedule 2.10(a), between or among NewCo and/or any member of the NewCo Group, on the one hand, and SLM BankCo and/or any member of the SLM BankCo Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. At or prior to the Effective Time, each of NewCo and SLM BankCo shall deliver to the other Party a termination agreement executed by each member of such Party’s Group evidencing such terminations. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such further actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.10(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups which is to continue after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.10(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Person other than the Parties hereto and their respective Affiliates is a party; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.10(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of SLM BankCo or NewCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.

(c) All outstanding intercompany accounts receivable and accounts payable between any member of the SLM BankCo Group, on the one hand, and any member of the NewCo Group, on the other hand, shall, prior to the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Existing

SLM in its sole and absolute discretion; provided, however, that any intercompany accounts payable or accounts receivable accrued as of the Effective Time that has not been invoiced prior to the Effective Time shall be paid in accordance with past practices and provided, further, that no indebtedness (i) between SMI and its Subsidiaries, on the one hand, and Private ServiceCo, on the other hand, and (ii) between a member of the SLM BankCo Group, on the one hand, and a member of the NewCo Group, on the other hand, will be settled or cancelled in connection with the Separation and Distribution other than the settlement of intercompany loans and intercompany open account balances attributable to the normal business operations of SMI or any member of the SLM BankCo Group prior to the Effective Time.

2.11 Bank Accounts; Cash Balances.

(a) SLM BankCo and NewCo each agrees to take, or cause the respective members of their respective Groups to take, as of the Effective Time (or such earlier time as SLM BankCo and NewCo may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by NewCo or any other member of the NewCo Group (collectively, the “NewCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by SLM BankCo or any other member of the SLM BankCo Group (collectively, the “SLM BankCo Accounts”) such that each such NewCo Account and SLM BankCo Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any SLM BankCo Account or NewCo Account, respectively, is delinked from such SLM BankCo Account or NewCo Account, respectively.

(b) It is intended that following consummation of the actions contemplated by Section 2.11(a) there will be in place a centralized cash management process pursuant to which the NewCo Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by NewCo.

(c) It is intended that following consummation of the actions contemplated by Section 2.11(a) there will continue to be in place a centralized cash management process pursuant to which the SLM BankCo Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by SLM BankCo.

(d) With respect to any outstanding checks issued or payments initiated by SLM BankCo, NewCo, or any of their respective Subsidiaries prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e) As between SLM BankCo and NewCo (and the members of their respective Groups) all payments made to and reimbursements received by either Party (or member of its Group) after the Effective Time that relate to a business, Asset or Liability of the other Party (or member of its Group) shall be held by such Party (or member of its Group) in trust for the use and benefit of the Party (or member of its Group) entitled thereto and, promptly following receipt by such Party (or member of its Group) of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party (or the member of its Group) the amount of such payment or reimbursement without right of set-off.

2.12 Ancillary Agreements. Effective at or prior to the Effective Time, each of SLM BankCo and NewCo (and the applicable members of their respective Groups) will execute and deliver each Ancillary Agreement to which it is a party.

2.13 Disclaimer of Representations and Warranties. EACH OF SLM BANKCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SLM BANKCO GROUP) AND NEWCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE NEWCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.14 Intellectual Property.

(a) License Grant. As of the Effective Time, NewCo and the members of the NewCo Group hereby grant to SLM BankCo and the other members of the SLM BankCo Group a non-exclusive, perpetual, royalty-free, transferable, assignable, sublicenseable, worldwide right and license to all (x) Other IP constituting NewCo Intellectual Property, (y) NewCo Software and (z) NewCo Technology, in each case that is used or held for use in the Pre-Separation Consumer Banking Business (the “NewCo Licensed Materials”), including the NewCo Licensed Materials necessary for the operation of the systems identified on Schedule 2.14(a) in the ordinary course of the Pre-Separation Consumer Banking Business, and including, but not limited to the right to reproduce, use, develop, improve, perform, display, distribute, sell, offer to sell, nonexclusively license and sublicense, create derivative works from, and otherwise fully exploit without restriction, the NewCo Licensed Materials.

(b) Covenant to Enforce.

(i) If either of SLM BankCo or NewCo becomes aware of potential infringement by a third party of the ATLAS Software, then that Party will notify the other Party as soon as possible, and the Parties agree to discuss and determine how best to secure the cessation of such infringement. If the Parties agree to begin an action for infringement against a third party, then prior to asserting such action, the Parties shall negotiate in good faith to determine the allocation of the expenses and disbursements paid in connection with such action and the allocation of all monies actually received as a result of the infringement action. If the Parties cannot agree to begin such an action or cannot agree on the allocation of expenses and disbursements, then either Party will have the right to prosecute the infringement action, and that Party will bear all the expense and be entitled to retain all monies received from such action. If during a joint infringement action either Party decides to discontinue its participation in the action, then if the other Party wishes to continue it shall pay all future expenses associated with such action and will retain all monies or consideration from such action after first reimbursing any action-related expenses incurred by the discontinuing Party at a rate equal to the percentage of total expenses contributed by the discontinuing Party up to the date of discontinuance.

(ii) If at any time, SLM BankCo (on its behalf or on the behalf of any member of the SLM BankCo Group) brings to the attention of NewCo any unlicensed infringement of the NewCo Licensed Materials (as they exist as of the Effective Time and excluding any modifications or enhancements made by SLM BankCo or the members of the SLM BankCo Group) that is affecting or could reasonably be expected to affect SLM BankCo’s or the members of the SLM BankCo Group’s rights hereunder, including SLM BankCo and the members of the SLM BankCo Group’s rights to use the NewCo Licensed Materials, then NewCo will (i) use commercially reasonable efforts to secure cessation of the infringement and (ii) if commercially reasonable under the circumstances (taking into consideration, among other things, costs and expected financial outcome), bring and diligently prosecute a lawsuit against the infringer. NewCo in its own name will bring and prosecute such suit. SLM BankCo will join in such suit with NewCo to the extent required by Law, but may otherwise join in such suit at its option.

(iii) If SLM BankCo joins in such suit with NewCo, the Parties shall jointly control such suit and cooperate with each other with respect to such suit. If either NewCo or SLM BankCo fails to jointly diligently prosecute any such suit, the other Party may solely prosecute such suit and the Party failing to jointly bring or prosecute shall use commercially reasonable efforts to cooperate with the other Party if it determines to proceed with such suit.

(iv) NewCo and SLM BankCo will be entitled to any separate recoveries from such suit as may be awarded to each of them, respectively.

(v) If NewCo fails to (i) secure cessation of the infringement or bring and diligently prosecute suit against the infringer within 60 days after the receipt by NewCo of SLM BankCo’s notice pursuant to paragraph (i) above, or (ii) diligently prosecute any suit joined by SLM BankCo pursuant to paragraph (i) above, then, subject to paragraph (iii) above, SLM BankCo shall be entitled to bring and prosecute actions or claims against such infringer on behalf of SLM Bankco, the members of the SLM BankCo Group and NewCo.

(vi) Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with any suits brought pursuant to this paragraph (b), including suits brought by SLM BankCo pursuant to subparagraphs (iii) and (v) above.

(c) Covenants Not to Sue.

(i) NewCo covenants and agrees on behalf of itself and the members of the NewCo Group to take no action, directly or indirectly, to file or to cause to be filed any suit or institute or assist in instituting any proceeding in any court or tribunal, wherever located, against SLM BankCo or any other member of the SLM BankCo Group for any claims or causes of action arising from or relating to the infringement of NewCo Intellectual Property by the modifications, enhancements or derivative works of the ATLAS Software, the SMI Licensed Materials or NewCo Licensed Materials created in compliance with this Agreement, any Ancillary Agreement and Intellectual Property associated therewith, which NewCo and the members of the NewCo Group has, may have or hereafter might have, for or because of any matter or thing done, omitted or suffered to be done from and after the Effective Time.

(ii) SLM BankCo covenants and agrees on behalf of itself and the members of the SLM BankCo Group to take no action, directly or indirectly, to file or to cause to be filed any suit or institute or assist in instituting any proceeding in any court or tribunal, wherever located, against NewCo or any member of the NewCo Group for any claims or causes of action arising from or relating to the infringement of SLM BankCo Intellectual Property (excluding the Private Loan Servicing IP) by the modifications, enhancements or derivative works of the ATLAS Software created in compliance with this Agreement, any Ancillary Agreement and Intellectual Property associated therewith, which SLM BankCo and the members of the SLM BankCo Group has, may have or hereafter might have, for or because of any matter or thing done, omitted or suffered to be done from and after the Effective Time.

(d) Names and Marks.

(i) Except as provided in, contemplated by or required in connection with the provision of services pursuant to any Ancillary Agreement or as provided in this Section 2.14(d), as of the Effective Time (A) NewCo shall not have any right to use or display the SLM Names or the SLM Marks in any form and (B) SLM BankCo shall not have the right to use or display the NewCo Names or the NewCo Marks in any form; provided, however, that (x) to the extent such SLM Names and SLM Marks were used or displayed by any member of the NewCo Group prior to the Effective Time, the members of the NewCo Group shall, as soon as reasonably practicable, but in any event within one year after the Effective Time, at their expense, cease all use or display of all SLM Names and SLM Marks and shall remove any and all references to the SLM Names and SLM Marks on Assets owned or held by them (including on business cards, stationary, commercial signs and similar identifiers) that refer or pertain specifically to the SLM Names and SLM Marks, (y) to the extent such NewCo Names and NewCo Marks were used or displayed by any member of the SLM BankCo Group prior to the Effective Time, the members of the SLM BankCo Group shall, as soon as reasonably practicable, but in any event within one year after the Effective Time, at their expense, cease all use or display of all NewCo Names and NewCo Marks and shall remove any and all references to the NewCo Names and NewCo Marks on Assets owned or held by them (including on business cards, stationary, commercial signs and similar identifiers) that refer or pertain specifically to the NewCo Names and NewCo Marks and (z) that NewCo shall have the right to continue to use the SLM Names and SLM Marks in perpetuity (i) to the extent they are incorporated into historical memorabilia, awards, customer benefit programs, and the like prior to the Effective Time, (ii) in new material that refers to the SLM Names and SLM Marks in the context of the loans made to any customer that carry such trademarked/service-marked benefit or name and (iii) as set forth on Schedule 2.14(d). In addition, each party shall have the right to use the others’ respective Names and Marks in perpetuity to the extent they are incorporated into materials that speak generally to the history of the respective companies. Each Party hereby grants to the other Party’s Group, for a period of up to one year following the Effective Time, a worldwide, non-exclusive, non-transferable, royalty-free license to use the SLM Name and SLM Marks or NewCo Name and NewCo Marks, as applicable, on the Assets used in the licensee’s respective businesses as of the Effective Time. Each Party shall use the names and marks of the other Party as allowed hereunder only in connection with goods or services that are of a level of quality at least equal to the quality of comparable goods or services marketed by that Party (or members of its respective Group) before the Effective Time.

(ii) Notwithstanding the foregoing, nothing contained in this Agreement will prevent any Party (or any member of its respective Group) from using the other’s names or marks in filings with Governmental Authorities, materials intended for distribution to such Party’s stockholders or any other communication (including correspondence) in any medium that describes the current or former relationship between the Parties (or members of their respective Groups).

2.15 Financial Information Certifications.

(a) If requested by SLM BankCo, and in order to assist or enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of SLM BankCo to make the certifications required of them under Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 (“SOX Certifications”), NewCo shall provide certification statement as to the NewCo Group for the fiscal quarter during which the Distribution Date occurs to those certifying officers of SLM BankCo, which certifications shall be in substantially the same form as had been provided by officers of Existing SLM in SOX Certifications delivered prior to the Distribution Date (provided that such certifications shall be made by NewCo rather than individual officers), or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes from prior SOX Certifications necessitated by the transactions contemplated by this Agreement.

(b) If requested by NewCo, and in order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of NewCo to make the SOX Certifications, SLM BankCo shall provide a certification statements as to the SLM BankCo Group for the fiscal quarter during which the Distribution Date occurs to those certifying officers of NewCo, which certifications shall be in substantially the same form as had been provided by officers of Subsidiaries of Existing SLM to support SOX Certifications delivered by officers of Existing SLM prior to the Distribution Date (provided that such certification shall be made by SLM BankCo rather than individual officers), or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes necessitated by the transactions contemplated by this Agreement.

2.16 Misdirected Communications. If, on or after the Effective Time, any member of a Group receives any mail, courier package, facsimile transmission, invoice, purchase order, written service request or other written document that is intended for a member of the other Group or that, in the case of the SLM BankCo Group, relates to the Pre-Separation Education Loan Management Business or the NewCo Business or, in the case of the NewCo Group, relates to the Pre-Separation Consumer Banking Business or the SLM BankCo Business, such documents shall be forwarded to the other Group, no later than [—] Business Days after the date of receipt thereof, as follows: (a) if to the NewCo Group, by email addressed to [—] or delivery at the following address: [—] and (b) if to the SLM BankCo Group, by email addressed to [—] or delivery at the following address: [—].

2.17 Parent Guarantee. Prior to or as of the Effective Time, NewCo shall execute a full and unconditional guarantee of all unsecured notes of Existing SLM Holdco issued under the Indentures and outstanding as of the Effective Time, and shall take such further action as may be necessary pursuant to Rule 12h-5 under the Exchange Act and Rule 3-10 of Regulation S-X to eliminate any requirement that Existing SLM Holdco, after the Effective Time, continue to file periodic reports under the Exchange Act.

ARTICLE III

THE DISTRIBUTION

3.1 Sole and Absolute Discretion; Cooperation.

(a) The Sallie Mae Board shall, in its sole and absolute discretion, determine the timing of the Distribution and the conditions to the consummation of the Distribution. In addition, Existing SLM may, at any time and from time to time until the Effective Time, delay the timing of, or cancel, the Distribution. For the avoidance of doubt, nothing in this Agreement shall in any way limit the right of the Sallie Mae Board to terminate the Distribution or cancel this Agreement and the Ancillary Agreements prior to the Effective Time.

(b) Each of the Parties shall cooperate with the others to accomplish the Distribution and shall take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of shares of NewCo Common Stock pursuant to the Form 10.

3.2 Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to NASDAQ. Existing SLM shall, to the extent practicable, give the NASDAQ (i) not less than 15 days’ advance notice of the Merger and (ii) not less than 10 days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) Certificate of Incorporation and Bylaws. Prior to the Effective Time, Existing SLM and NewCo shall take all necessary actions so that, as of the Effective Time, the NewCo Certificate of Incorporation and NewCo Bylaws shall be the certificate of incorporation and bylaws of NewCo.

(c) NewCo Directors and Officers. Existing SLM and NewCo shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of NewCo shall include those set forth in the Information Statement mailed to the Record Holders; and (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the SLM BankCo Board and/or as an executive officer of SLM BankCo or the Sallie Mae Bank.

(d) Exchange Listing. NewCo shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing on the NASDAQ, subject to official notice of distribution, of the shares of NewCo Common Stock to be distributed in the Distribution.

(e) Securities Law Matters. NewCo shall file such amendments to the Form 10 or supplements to the Information Statement as may be necessary or advisable in order to cause the Form 10 to remain effective and the Information Statement to remain current in compliance with federal securities Laws. The Parties shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (including the Employee Matters Agreement) . Existing SLM and NewCo will prepare, and NewCo will, to the extent required under applicable Law, file with the SEC such documentation, including no-action letters, which Existing SLM may determine to be necessary or desirable to lawfully effectuate the Distribution, and Existing SLM and NewCo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. The Parties shall take all such action, if any, as may be necessary or appropriate under the securities or blue sky laws of any State of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f) Mailing of Information Statement. Existing SLM shall cause the Information Statement to be mailed to the Record Holders.

(g) The Distribution Agent. Existing SLM and SLM BankCo shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

3.3 Conditions to the Distribution.

(a) The consummation of the Distribution will be subject to the satisfaction, or waiver by the Sallie Mae Board in its sole and absolute discretion, of the following conditions:

(i) The SEC declaring effective the Form 10, with no order suspending the effectiveness of the Form 10 in effect and no proceedings for such purposes pending before or threatened by the SEC.

(ii) The Information Statement and such other information concerning NewCo, its business, operations and management, the Distribution and such other matters as Existing SLM shall determine, in its sole and absolute discretion and as may otherwise be required by Law, shall have been mailed to the Record Holders.

(iii) Existing SLM shall have received a private letter ruling from the IRS (the “IRS Ruling”) to the effect that, among other things, (A) the Merger (together with the conversion of the shares of Existing SLM common and preferred stock into shares of SLM BankCo common and preferred stock) will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and will not be integrated with the rest of the Separation and Distribution and (B) the Distribution, together with the contribution described in Section 2.1(o), will qualify as a transaction that is a “reorganization” for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, and such IRS Ruling shall not have been revoked or modified in any material respect.

(iv) Existing SLM and SLM BankCo shall have received an opinion from Baker Botts L.L.P. to the effect that the Distribution, together with the contribution described in Section 2.1(o), shall qualify as a transaction that is described in Sections 355(a) and 368(a)(1)(D) of the Code.

(v) An independent appraisal firm acceptable to Existing SLM shall have delivered one or more opinions to the Existing SLM Board confirming the solvency and financial viability of Existing SLM and SLM BankCo before the consummation of the Distribution and each of SLM BankCo and NewCo after consummation of the Distribution, and such opinions shall be acceptable to the Sallie Mae Board in its sole and absolute discretion and such opinions shall not have been withdrawn or rescinded.

(vi) The Separation shall have occurred as contemplated by Section 2.1.

(vii) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted.

(viii) Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(ix) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be pending, threatened, issued or in effect.

(x) The approval for listing on the NASDAQ of the shares of NewCo Common Stock to be delivered in the Distribution shall have been obtained, subject to official notice of distribution.

(xi) No other events or developments shall exist or shall have occurred that, in the judgment of the Sallie Mae Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions related thereto.

(b) The foregoing conditions are for the sole benefit of Existing SLM and, following the Merger Effective Time, Effective Time Sallie Mae, and shall not give rise to or create any duty on the part of the Sallie Mae Board to waive or not waive any of such conditions or in any way limit the Sallie Mae Board’s right to terminate this Agreement as set forth in Article IX. Any determination made by the Existing SLM Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions. If the Sallie Mae Board waives any condition set forth in Section 3.3(a), it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4 The Distribution.

(a) Subject to Section 3.3, prior to the Effective Time, NewCo will deliver to the Agent authorizations for such number of outstanding shares of NewCo Common Stock as is necessary to effect the Distribution, and shall cause the transfer agent for the Existing SLM Common Stock to instruct the Agent to credit on the stock transfer records of the Agent, on the Distribution Date, for the benefit of each holder of SLM BankCo Common Stock on the Record Date, or its designated transferee or transferees, the appropriate number of shares of NewCo Common Stock by way of direct registration in book-entry form. The Distribution shall be deemed effective at the Effective Time.

(b) Subject to Sections 3.3, each record holder of shares of Existing SLM Common Stock on the Record Date will be entitled to receive in the Distribution one share of NewCo Common Stock for each whole share of Existing SLM Common Stock held by such record holder on the Record Date. For the avoidance of doubt, holders of shares of Existing SLM Preferred Stock shall not be entitled to receive any shares of capital stock of NewCo in the Distribution.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Distribution Claims.

(a) Except as provided in Sections 4.1(c) and 4.1(d) and any Ancillary Agreement, effective as of the Effective Time, NewCo does hereby, for itself and each other member of the NewCo Group, their respective successors and assigns, remise, release and forever discharge SLM BankCo and the other members of the SLM BankCo Group, their respective successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the SLM BankCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the transactions and all other activities to implement the Separation and the Distribution. Prior to or at the Effective Time, NewCo shall deliver to SLM BankCo a release to the foregoing effect executed by each member of the NewCo Group.

(b) Except as provided in Sections 4.1(c) and 4.1(d) and any Ancillary Agreement, effective as of the Effective Time, SLM BankCo does hereby, for itself and each other member of the SLM BankCo Group, their respective successors and assigns, remise, release and forever discharge NewCo, the respective members of the NewCo Group, their respective successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the NewCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Separation and the Distribution. Prior to or at the Effective Time, SLM BankCo shall deliver to NewCo a release to the foregoing effect executed by each member of the SLM BankCo Group.

(c) Nothing contained in Section 4.1(a) or 4.1(b) shall impair the right of any member of a Group to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.10(b) or an applicable Schedule as not to terminate as of the Effective Time. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement between or among any members of the SLM BankCo Group and/or the NewCo Group that is specified in Section 2.10(b) or an applicable Schedule as not to terminate as of the Effective Time, or any other Liability specified in Section 2.10(b) as not to terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(iv) any Liability that a Party may have with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against one or more Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v) any Liability the release of which would result in the release of any Person other than the Party or other members of its Group intended to be released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release (i) any member of the SLM BankCo Group from honoring its pre-existing obligations to indemnify, pursuant to its charter documents or otherwise, any director, officer or employee of NewCo who was a director, officer or employee of any member of the SLM BankCo Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such pre-existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a NewCo Liability, NewCo shall indemnify SLM BankCo for such Liability (including SLM BankCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV or (ii) any member of the NewCo Group (including Existing SLM Holdco (as the successor to Existing SLM)) from honoring its pre-existing obligations to indemnify, pursuant to its charter documents or otherwise, any director, officer or employee of SLM BankCo who was a director, officer or employee of any member of the NewCo Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such pre-existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a SLM BankCo Liability, SLM BankCo shall indemnify NewCo for such Liability (including NewCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d) NewCo shall not make, and shall not permit any other member of the NewCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SLM BankCo or any other member of the SLM BankCo Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). SLM BankCo shall not make, and shall not permit any other member of the SLM BankCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against NewCo or any other member of the NewCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e) It is the intent of each of SLM BankCo and NewCo, by virtue of the provisions of this Section 4.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, between or among NewCo or any other member of the NewCo Group, on the one hand, and SLM BankCo or any other member of the SLM BankCo Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as expressly set forth in Section 4.1(c). At any time, at the request of any other Party, each Party shall cause each member of its respective Group to execute and deliver further releases reflecting the provisions hereof.

4.2 Indemnification by NewCo. Except as provided in Section 4.4, NewCo shall, and shall cause the other members of the NewCo Group to, indemnify, defend and hold harmless SLM BankCo, each member of the SLM BankCo Group and each of their respective directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SLM BankCo Indemnitees”), from and against any and all Liabilities of the SLM BankCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) NewCo Liabilities;

(b) any breach by NewCo or any other member of the NewCo Group of this Agreement or any of the Ancillary Agreements;

(c) any legal, regulatory or administrative Action involving SLM BankCo or any of its Subsidiaries or their respective directors, executive officers, employees or agents that arises out of or primarily relates to the Separation or the Distribution (including the Action captioned William McCrady v. SLM Corporation et. al., C.A. No. 9285-VCL and James L. Myers v. SLM Corporation et. al., C.A. No. 9371-VCL);

(d) except to the extent it relates to a SLM BankCo Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the NewCo Group or provided in connection with any NewCo Asset or NewCo Liability by any member of the SLM BankCo Group that continues after the Effective Time; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement or any other Disclosure Document.

4.3 Indemnification by SLM BankCo. SLM BankCo shall, and shall cause the other members of the SLM BankCo Group to, indemnify, defend and hold harmless NewCo, each other member of the NewCo Group and each of their respective directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “NewCo Indemnitees”), from and against any and all Liabilities of the NewCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) the SLM BankCo Liabilities; and

(b) any breach by SLM BankCo or any other member of the SLM BankCo Group of this Agreement or any of the Ancillary Agreements.

4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification or reimbursement payment owed or made pursuant to this Article IV or Article V will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee on account of a covered claim under any applicable policy of insurance and in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will promptly pay to the Indemnifying Party the amount of the Insurance Proceeds for such Liability, not to exceed the amount of the Indemnity Payment previously paid by the Indemnifying Party. The Parties acknowledge and agree that payment by an Indemnifying Party of an Indemnity Payment shall not be subject to, or conditioned upon, the prior receipt of Insurance Proceeds by the Indemnitee or the completion by any insurance company of its processes and procedures in respect of the same claim.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

(c) The Parties intend that any indemnification or reimbursement payment in respect of a Liability pursuant to this Article IV or Article V shall be (i) reduced to take into account the amount of any Tax benefit to the indemnified or reimbursed Person resulting from the Liability so indemnified or reimbursed and (ii) increased so that the amount of such payment, reduced by the amount of all Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax benefits resulting from the payment of such Taxes), shall equal the amount of the payment which the Person receiving such payment would otherwise be entitled to receive pursuant to this Agreement. For purposes of this Section 4.4(c), the amount of any Tax benefit and any Taxes shall be calculated on the basis that the indemnified or reimbursed Person is subject to the highest marginal regular statutory income Tax rate, has sufficient taxable income to permit the realization or receipt of any relevant Tax benefit at the earliest possible time and is not subject to the alternative minimum tax. To the extent permitted by applicable Law, the Parties will treat any indemnification or reimbursement payment in respect of a Liability pursuant to this Article IV or Article V as a capital contribution made by SLM BankCo to NewCo or as a distribution made by NewCo to SLM BankCo, as the case may be, on the date recited above on which the parties entered into the Agreement.

4.5 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the SLM BankCo Group or the NewCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within five business days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide timely written notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b) Subject to the terms and conditions of any applicable insurance policy in place from and after the Effective Time, an Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim if (i) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against an Indemnified Party; and (ii) the Third Party Claim is not made by a Governmental Authority. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election, if available to it, whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or does not have the right to elect to assume responsibility therefor pursuant to Section 4.5(b), or fails to timely notify an Indemnitee of its election as provided in Section 4.5(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If an Indemnifying Party is not permitted to assume the defense of a Third Party Claim pursuant to Section 4.5(b), the Indemnitee shall have the right to employ, at the Indemnifying Party’s expense, one counsel of its choice (subject to the approval of the Indemnifying Party, which approval shall not be unreasonably withheld or delayed) to represent the Indemnitee, and the Indemnifying Party shall only be obligated to indemnify the Indemnitee for reasonable costs and expenses in connection with such Third Party Claim.

(d) In the case of a Third Party Claim, (i) no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the written consent of the Indemnitee if (A) the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly against any Indemnitee, (B) such settlement or judgment requires or contains any admission of liability by the Indemnitee, (C) such settlement does not include a full and unconditional release of the Indemnitee, or (D) such judgment or settlement imposes any obligation or restriction on the Indemnitee other than the payment of money and (ii) unless the Indemnifying Party has failed to assume the defense of the Third Party Claim that it is permitted to assume in accordance with the terms of this Agreement, no Indemnitee shall consent to entry of any judgment or enter into any settlement of the Third Party Claim (including in circumstances under which an Indemnifying Party is not permitted to assume the defense of a Third Party Claim pursuant to Section 4.5(b) without the written consent of the Indemnifying Party.

(e) The above provisions of this Section 4.5 and the provisions of Section 4.6 do not apply to Taxes (which are governed by the Tax Sharing Agreement). In the case of any conflict between this Agreement and the Tax Sharing Agreement in relation to any matters addressed by the Tax Sharing Agreement, the Tax Sharing Agreement shall prevail.

4.6 Additional Matters.

(a) Subject to the terms, conditions and limitations of any applicable insurance policy, indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article IV shall be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon written demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such indemnification payment or reimbursement. The indemnity agreements contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder and (iii) any termination of this Agreement.

(b) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to its Indemnifying Party. The written notice shall describe the Liability asserted and the Indemnity Payment due in reasonable detail. Such Indemnifying Party shall have a period of 15 business days (unless a shorter period is required under the circumstances) after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 10- business day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 10-business day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

(c) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In the event of an Action relating to or arising out of a Liability subject to indemnification or reimbursement pursuant to Article IV or Article V in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 4.6(d), and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.8 Survival of Indemnities. The rights and obligations of each of SLM BankCo and NewCo and their respective Indemnitees under this Article IV shall survive the sale or other transfer by any party of any Assets or businesses or the transfer or assignment by it of any Liabilities and the termination or expiration of this Agreement.

ARTICLE V

CERTAIN OTHER MATTERS

5.1 Insurance Matters.

(a) Existing SLM, SLM BankCo and NewCo agree to cooperate in good faith to provide for an orderly transition of insurance coverage. Following the Effective Time, SLM BankCo and NewCo agree to cooperate with respect to insurance coverage matters as described in this Section 5.1.

(b) From and after the Effective Time, other than as expressly provided in Section 5.1(c) with respect to any Shared Policies, neither SLM BankCo nor NewCo, nor any member of its respective Group, shall have any rights to or under any of the other Group’s insurance policies, including not having access to and not having the right to make claims under any of the other Group’s insurance policies. At the Effective Time, each of NewCo and SLM BankCo shall have in effect insurance policies as reasonably necessary or customary for companies operating a similar business. Such insurance programs may include, but are not limited to, comprehensive general liability, umbrella/excess liability, above ground/underground storage tank liability, surety bonds, commercial auto liability, workers’ compensation, employer’s liability, professional liability, property, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability.

(c) From and after the Effective Time, with respect to any losses, damages and liability incurred by any member of the NewCo Group or the SLM BankCo Group prior to the Effective Time for which such member is entitled to coverage under the D&O Tail Policy or Historical P/C Policies of insurance (collectively, the “Shared Policies”), each Party will provide the other Party (or any member of the other Party’s Group) with access to, and may make claims under, the Shared Policies, but solely to the extent that such Shared Policies provide coverage for acts, losses or events that occurred prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms, conditions, and exclusions of such insurance policies, including any limits on coverage or scope, any deductibles or retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i) each of NewCo and SLM BankCo shall provide, as promptly as practicable, notice to the other Party with respect to any claims to be made under any Shared Policy and shall report, as promptly as practicable, claims in accordance with Effective Time Sallie Mae’s claim reporting procedures in effect immediately prior to the Effective Time;

(ii) except with respect to claims made by the SLM BankCo Group that relate to Liabilities that are NewCo Liabilities, SLM BankCo shall reimburse the NewCo Group for any deductibles, self-insured retention, fees and expenses incurred by any member of the NewCo Group to the extent resulting from any access to or any claims made by any member of the SLM BankCo Group under any Shared Policy;

(iii) except with respect to claims made by the NewCo Group that relate to Liabilities that are SLM BankCo Liabilities, NewCo shall reimburse the SLM BankCo Group for any deductibles, self-insured retention, fees and expenses incurred by any member of the SLM BankCo Group to the extent resulting from any access to or any claims made by any member of the NewCo Group under any Shared Policy; and

(iv) except to the extent for payments and reimbursements required pursuant to Section 5.1(c)(ii) and (iii), neither the NewCo Group nor the SLM BankCo Group shall have any liability or indemnification obligation to repay or reimburse the other Party for any uninsured, uncovered, unavailable or uncollectible insurance amounts under the Shared Policies to the extent resulting from any access to or any good-faith claims made by any member of either Group under any Shared Policy; provided, however, that any such uninsured, uncovered, unavailable or uncollectible insurance amounts under the Shared Policies shall not relieve or reduce an Indemnifying Party of its indemnification obligations under this Agreement.

(d) All payments and reimbursements pursuant to Section 5.1(c)(ii) and (iii) will be made on demand after receipt of an invoice therefor from the other Party. If a Party incurs costs to enforce the other Party’s obligations under Section 5.1(c)(ii) or (iii), as applicable, the other Party shall indemnify such Party for reasonable enforcement costs, including reasonable attorneys’ fees.

(e) Each of NewCo and SLM BankCo shall have the right to erode, exhaust limits, settle, release or otherwise resolve disputes relating to claims made by such Party under any Shared Policy, subject to the written consent of the other Party (which consent shall not be unreasonably withheld or delayed). No member of the SLM BankCo Group or the NewCo Group may amend, modify or waive any rights with respect to any Shared Policy without the prior written consent of the other Party. NewCo and SLM BankCo shall cooperate and share such information as is reasonably necessary in order to permit the Parties to manage and conduct their insurance matters with respect to the Shared Policies.

(f) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the SLM BankCo Group or the NewCo Group in respect of any insurance policy.

5.2 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any undisputed amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus [—]%.

5.3 Amendment to Existing SLM Holdco Operating Agreement. As promptly as practicable (and in any event within five Business Days) after the Effective Time, NewCo, as the sole member of Existing SLM Holdco, shall approve an amendment to the Existing SLM Holdco Operating Agreement to eliminate the requirement, set forth in Section      thereof, for SLM BankCo stockholders to approve certain actions by or involving Existing SLM Holdco as required by Section 251(g) of the DGCL (the “Operating Agreement Amendment”). SLM BankCo shall use its reasonable best efforts to (a) include in the proxy statement for the 2014 annual meeting of common stockholders of SLM BankCo (or any earlier meeting of such stockholders as determined by the SLM BankCo Board) a proposal to approve the Operating Agreement Amendment (the “Operating Agreement Amendment Proposal”), along with a recommendation of the SLM BankCo Board that the common stockholders of SLM BankCo approve the Operating Agreement Amendment Proposal, and (b) solicit the approval of the common stockholders of SLM BankCo of the Operating Agreement Amendment Proposal. In the event that the Operating Agreement Amendment Proposal is not approved at such annual meeting (or earlier meeting), SLM BankCo shall use its reasonable best efforts to obtain the approval of the Operating Agreement Amendment Proposal at each subsequent annual or special meeting of common stockholders of SLM BankCo until such approval is obtained.

5.4 Non-Competition Matters.

[Reserved]

5.5 Non-Solicitation Matters. During the Non-Solicitation Period, each of SLM BankCo and NewCo agrees not to solicit (and to cause its Subsidiaries not to solicit) Covered Personnel of the other Party’s Group; provided, however, that it is understood that the obligations in this Section 5.5 shall not prohibit (i) generalized solicitations by advertising and the like that are not directed to Covered Personnel, (ii) solicitations of individuals whose employment was terminated by the other Party or a member of its Group or (iii) the transfer of any Delayed Transfer Employees. “Covered Personnel” means any employee, personnel or individual consultant or independent contractor that is employed by, or provides services to, the SLM BankCo Group or the NewCo Group, as applicable, as of the Distribution Date. The “Non-Solicitation Period” shall mean (i) two years following the Distribution for Covered Personnel located in Newark, Delaware, Reston, Virginia Newton, Massachusetts or Fishers, Indiana and (ii) one year following the Distribution for Covered Personnel located in any other location.

5.6 Cooperation.

(a) Third Party TSA Obligations. Each of NewCo and SLM BankCo shall use commercially reasonable efforts to assist and coordinate with the other Party to perform the long-term obligations identified on Schedule 5.6(a) under the transition services agreements listed on Schedule 5.6(a) and other matters that may arise in connection with the sale of the Campus Solutions and UII businesses.

(b) First Look.

[Reserved]

5.7 Non-Disparagement. For a period of five years following the Effective Time, each of SLM BankCo and NewCo agree (and will cause the members of its respective Group and its and their employees acting in their capacity as employees) not to make written statements that are disparaging to the other Party or any member of such other Party’s Group, unless reasonably required in response to any legal process or subpoena, to comply with Law or otherwise in connection with the enforcement of this Agreement or any Ancillary Agreement.

5.8 IT Transition. Prior to the Effective Time, SLM BankCo and NewCo will enter into the Transition Services Agreement to, among other things, (i) facilitate the separation and migration of SLM BankCo Information, SLM BankCo Intellectual Property, SLM BankCo Software, SLM BankCo Technology, SLM BankCo Systems and any IT hardware included within the SLM BankCo Assets into an independent IT environment operated by or for the benefit of SLM BankCo, (ii) duplicate and transfer the NewCo Licensed Materials to SLM BankCo into such IT environment, and (iii) transfer operational responsibility to SLM BankCo for the systems and capabilities responsible for the servicing and collection functions of the Pre-Separation Consumer Banking Business (the “IT Transition”). As part of the IT Transition, (x) NewCo shall provide SLM BankCo with access to NewCo’s IT environment (including the NewCo Licensed Materials, SLM BankCo Information, SLM BankCo Intellectual Property, SLM BankCo Software and SLM BankCo Technology hosted thereon) to enable SLM BankCo to operate the Pre-Separation Consumer Banking Business in the ordinary course, (y) NewCo shall host and operate the SLM BankCo Systems for the benefit of SLM BankCo, and (z) NewCo and SLM BankCo shall jointly perform the IT migration projects and related activities specified in the Transition Services Agreement as required to transition the NewCo Licensed Materials, SLM BankCo Intellectual Property, SLM BankCo Technology, SLM BankCo Software and the SLM BankCo Systems into an independent SLM BankCo IT environment.

5.9 Joint Development Activities. Pursuant to the Transition Services Agreement, SLM BankCo and NewCo will cooperate to jointly complete certain application development projects, including those with respect to ATLAS and [—] (“Joint Development Projects”). SLM BankCo and NewCo shall jointly own all Intellectual Property in all Materials created pursuant to Joint Development Projects (“Joint Materials”). Each Party shall, without limitation, have and retain the right to make, have made, use, lease, import, offer for sale, or sell, have sold and practice methods used in the creation or provision of products or services that incorporate the Joint Materials to the extent that such actions do not infringe upon the intellectual property rights of the other Party. Each Party shall retain the right to grant non-exclusive licenses to any Intellectual Property in the Joint Materials without any payment or accounting to the other Party.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information; Archives . Subject to Section 6.9 and any other applicable confidentiality obligations, for a period of seven years following the Effective Time, each of SLM BankCo and NewCo, on behalf of its respective Group, agrees to allow representatives of the other Group reasonable access during normal business hours to, or to provide, any Information in the possession or under the control of such respective Group as of the Effective Time which the requesting Party reasonably needs (a) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities or Tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (b) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, tax or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against another Party or a member of its respective Group, or (c) subject to the foregoing clause (b), to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that, in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any privilege otherwise available under applicable Law, including attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence, but if such measures are not reasonably possible, then such Party shall not be required to provide such Information.

6.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 6.1 or Section 6.8 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement or any Ancillary Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

6.3 Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4 Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement or any applicable Ancillary Agreement after the Effective Time, the Parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on the Effective Time in accordance with the record retention policies of Effective Time Sallie Mae as in effect as of the Effective Time. No Party will destroy, or permit any of its Subsidiaries to destroy, any Information which another Party may have the right to access or obtain pursuant to this Agreement or any Ancillary Agreement prior to the end of the retention period set forth in such record retention policies without first notifying the other Party of the proposed destruction and giving the other Party a reasonable opportunity to take possession of such information prior to such destruction. Notwithstanding the foregoing, Section [—] of the Tax Sharing Agreement will govern the retention of Tax Records (as defined in the Tax Sharing Agreement) and Section [—] of the Employee Matters Agreement will govern the retention of Employee Records (as defined in the Employee Matters Agreement).

6.5 Limitations of Liability. No Party shall have any liability to any other Party if any Information is destroyed in accordance with the applicable record retention policies referenced in Section 6.4 or after reasonable best efforts by such Party to comply with the provisions of Section 6.4.

6.6 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

6.7 In-House Lawyers and Other Legal Staff.

(a) In-house lawyers employed by Existing SLM and its Affiliates (the “Existing SLM Lawyers”) have for many years provided legal services to and jointly represented Existing SLM and its Subsidiaries and Affiliates, including Subsidiaries conducting the Pre-Separation Education Loan Management Business and the Pre-Separation Consumer Banking Business. After the Effective Time, certain of those Existing SLM Lawyers will remain employees of one or more members of the NewCo Group and jointly represent the NewCo Group (“NewCo Counsel”). Others will resign from their positions with members of the NewCo Group, and become employees of one or more members of the SLM BankCo Group and provide legal services to and represent only the SLM BankCo Group (“SLM BankCo Counsel”). After the Effective Time, (i) SLM BankCo Counsel will represent only the SLM BankCo Group, (ii) NewCo Counsel will represent only the NewCo Group, and (iii) SLM BankCo Counsel and NewCo Counsel will owe a duty of loyalty and other professional obligations only to their respective clients.

(b) The Parties have previously been jointly represented by the Existing SLM Lawyers in various legal matters of common interest. This joint representation existed at all times before the Effective Time. The joint representation included in its scope all matters prior to the Effective Time in which a Party or another member of its Group was represented by any of the Existing SLM Lawyers. The Parties agree that a joint representation privilege applies to such joint representation.

(c) After the Effective Time, the SLM BankCo Group and the NewCo Group will both continue to jointly own and control all privileges relating to all documents and Information created prior to the Effective Time as a result of the representation of any Party or any member of its respective Group by the Existing SLM Lawyers, and the Parties agree that the Separation shall not waive or affect any applicable privileges, including the attorney-client privilege, the litigation work product doctrine, the common interest privilege and the joint-client/joint representation privilege.

(d) In advance of the Effective Time, the Parties agree to cause the Existing SLM Lawyers to endeavor to separate all legal files, documents and electronic information created prior to the Effective Time (the “Legal Materials”) relating primarily to the Pre-Separation Education Loan Management Business from those relating primarily to the Pre-Separation Consumer Banking Business and deliver them at or after the Effective Time into the possession of the appropriate Party or member of its Group to which they relate. All such Legal Materials not separated as of the Effective Time shall be deemed “Joint Legal Materials.” Both NewCo Counsel and SLM BankCo Counsel will have the right, after the Effective Time, (i) to access, review and duplicate all Joint Legal Materials in the possession of the other that relate to their respective legal matters and (ii) only with the consent of the other Party, to separate and take sole possession of Joint Legal Materials relating solely to either the Pre-Separation Education Loan Management Business or the Pre-Separation Consumer Banking Business. Both SLM BankCo Counsel and NewCo Counsel shall maintain and continue compliance with all litigation holds applicable to any Legal Materials or Joint Legal Materials they possess or come to possess.

(e) The Parties acknowledge that the Legal Materials and Joint Legal Materials are products of the joint representation by the Existing SLM Lawyers and are privileged from disclosure to others as a result of the attorney-client privilege, the litigation work product doctrine, the common interest/joint defense privilege, the joint-client/joint representation privilege and other applicable privileges and protections. Neither the SLM BankCo Group nor the NewCo Group shall have any right, ability or authority to waive any such privilege or protection on behalf of the other, nor shall any waiver of any applicable privilege or protection by one be effective or applicable to the other.

(f) Unless and until the Parties agree in writing to waive any and all claims of privilege over any portion of the Legal Materials or Joint Legal Materials, the Parties shall assert all applicable privileges to resist production of any Legal Materials or Joint Legal Materials requested by any third party. If any third party requests or demands, by subpoena or otherwise, any Legal Materials or Joint Legal Materials, the Party (which for purposes of this section includes any member of its Group) which has received the request or demand shall immediately notify the other Party in writing. Each Party will then take all reasonable steps necessary to preserve all applicable rights and privileges with respect to such Legal Materials or Joint Legal Materials and shall cooperate fully with the other in any proceedings relating to the disclosure of such Legal Materials or Joint Legal Materials. Each Party has standing to enforce claims of privilege or similar grounds for withholding disclosure in response to any request or demand for the production of Legal Materials or Joint Legal Materials. In the event that any Party is served with or otherwise subject to legal process (including a subpoena) requiring it to testify about, produce or otherwise divulge Legal Materials or Joint Legal Materials, the Party subject to such process will (i) promptly supply the other Party with a copy of such subpoena or process; (ii) assert all applicable privileges, protections and objections; (iii) not waive any such privilege; and (iv) make every other reasonable effort to prevent or limit disclosure of the Legal Materials or Joint Legal Materials.

(g) Nothing contained in this Agreement shall limit the right of any Party to use or disclose (i) documents or information generated by any member of its Group after the Effective Time (unless such documents or information contain information from the Legal Materials or Joint Legal Materials) or (ii) documents or information that are now, or hereafter become, public information without violation of this Agreement.

(h) The Parties acknowledge that the SLM BankCo Group and the NewCo Group may have or develop interests adverse to each other following the Effective Time. Each Party hereby waives (i) any and all current and future objections to SLM BankCo Counsel, NewCo Counsel and any outside counsel that represented Existing SLM or any of its Affiliates prior to the Effective Time from continuing to represent or in the future representing their respective clients in any matter, including matters in which the SLM BankCo Group and the NewCo Group are adverse and disputes relating to this Agreement, and (ii) all current and future rights to seek disqualification, whether based on the possession or disclosure of confidential information or otherwise, of any of the SLM BankCo Counsel, NewCo Counsel and such outside counsel from any representation of their clients in any matter, including matters in which the SLM BankCo Group and the NewCo Group are adverse and disputes relating to this Agreement. If a dispute arises between or among the Parties (or members of their respective Groups) in the future, no Party may assert privilege against the other as to any Legal Materials or Joint Legal Materials created before the Effective Time, and both Parties shall be free to make use of such materials for the purpose of advancing their interests in such dispute.

(i) The Parties acknowledge that disclosure of any Legal Materials or Joint Legal Materials in violation of this Agreement, or in violation of the continuing duty to maintain the confidentiality of Legal Materials or Joint Legal Materials, will cause the Parties to suffer irreparable harm for which there is no adequate remedy at law, and that immediate injunctive relief without the necessity of posting a bond is an appropriate and necessary remedy for any such violation or threatened violation, in addition to other remedies and relief that might be available at law or equity.

(j) SLM BankCo and NewCo shall, and shall seek to cause SLM BankCo Counsel and NewCo Counsel and their respective outside counsel to, cooperate with each other and take all necessary or reasonably desirable actions to effect the foregoing provisions. The provisions of this Section 6.7 shall survive the Effective Time and remain in effect forever.

6.8 Production of Witnesses; Records; Cooperation.

(a) Subject to Section 6.7, after the Effective Time, except in the case of an adversarial Action by one Party against another Party, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 6.8, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 6.8 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.8(a)).

(f) In connection with any matter contemplated by this Section 6.8, except in the case of an adversarial Action by one Party against the other Party, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

6.9 Confidentiality.

(a) Subject to Section 6.10, until the seven-year anniversary of the Effective Time, each of SLM BankCo and NewCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applied to Existing SLM’s confidential and proprietary information pursuant to policies in effect immediately prior to the Distribution Date, all Information concerning each such other Group or its customers (“Group Information”) that is either in its possession (including Information in its possession prior to the date hereof) or furnished by any such other Group or its respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Group Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Group Information has been (i) in the public domain through no fault of such Party or any member of such Group or any of their respective Representatives, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or (iii) independently generated without reference to any proprietary or confidential Information of the other Party; provided, however, that with respect to Group Information that relates to a Group’s customers, the obligations of each Party under this Section 6.9 shall continue for so long as such information is in the possession of such Party or any of its Subsidiaries, Affiliates or Representatives.

(b) Each Party agrees not to release or disclose, or permit to be released or disclosed, any Group Information to any other Person, except its Representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 6.10 or with the written consent of the other Party. Without limiting the foregoing, when any Group Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other party all Group Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Group Information (and such copies thereof and such notes, extracts or summaries based thereon).

6.10 Protective Arrangements. In the event that any Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Group Information pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Group Information of any other Party (or any member of another Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall, promptly upon receipt of a request for disclosure of any Information, notify the other Party (to the extent legally permitted) prior to disclosing or providing such Group Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by the requesting Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide only that portion of Group Information that is legally required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VII

GOVERNANCE AND DISPUTE RESOLUTION

7.1 Program Managers; Separation Oversight Committee.

(a) Program Managers.

(i) NewCo shall appoint an individual to act as its program manager (the “NewCo Program Manager”), who will have overall responsibility for implementing, coordinating, tracking and managing all activities (including billing and payment activities) under this Agreement and each Ancillary Agreement and have authority to act on behalf of NewCo with respect to such matters, for a period of [—] years following the Effective Time. NewCo hereby appoints and designates the individual set forth on Schedule 7.1(a) to act as the initial NewCo Program Manager. NewCo shall promptly notify SLM BankCo in writing of its removal and replacement of the NewCo Program Manager. During the Preferred Stock Period, NewCo will consult with the SMI Board before removing and/or replacing the NewCo Program Manager.

(ii) SLM BankCo shall appoint an individual to act as its program manager (the “SLM BankCo Program Manager,” and together with the NewCo Program

Manager, the “Program Managers”), who will have overall responsibility for implementing, coordinating, tracking and managing all activities (including billing and payment activities) under this Agreement and each Ancillary Agreement and have authority to act on behalf of SLM BankCo with respect to such matters, for a period of [—] years following the Effective Time. SLM BankCo hereby appoints and designates the individual set forth on Schedule 7.1(a) to act as the initial SLM BankCo Program Manager. SLM BankCo shall promptly notify NewCo in writing of the removal and replacement of the SLM BankCo Program Manager. SLM BankCo may remove and/or replace the SLM BankCo Program Manager in its sole discretion.

(iii) During the period from the Effective Time until the two-year anniversary of the Effective Time (the “Separation Oversight Period”), each of the NewCo Program Manager and the SLM BankCo Program Manager shall deliver to the Separation Oversight Committee, no less frequently than monthly. such reports regarding the activities under this Agreement and the Ancillary Agreements as the NewCo Program Manager or the SLM BankCo Program Manager shall deem appropriate or as may otherwise be requested from time to time by the Separation Oversight Committee.

(iv) Following the expiration of the Separation Oversight Period, (A) the NewCo Program Manager will periodically report to and update the NewCo Board (or a committee of the NewCo Board appointed for such purpose) with respect to matters relating to this Agreement and the Ancillary Agreements and (B) the SLM BankCo Program Manager will periodically report to and update the SLM BankCo Board (or a committee of the SLM BankCo Board appointed for such purpose) with respect to matters relating to this Agreement and the Ancillary Agreements.

(b) Separation Oversight Committee.

(i) The Parties have established a [—] member separation oversight committee (the “Separation Oversight Committee”), which shall consist of an equal number of members designated by each of SLM BankCo and NewCo. The initial members of the Separation Oversight Committee are set forth on Schedule 7.1(b). SLM BankCo may remove and/or replace any SLM BankCo designee to the Separation Oversight Committee, in its sole discretion, and shall promptly notify NewCo of any such removal and/or replacement. NewCo may remove and/or replace any NewCo designee to the Separation Oversight Committee, in its sole discretion, and shall promptly notify SLM BankCo of any such removal and/or replacement. The Separation Oversight Committee shall be responsible, during the Separation Oversight Period, for monitoring and managing, at a strategic level, progress on all matters related to transactions and activities that are to occur after the Effective Time as contemplated by this Agreement and the Ancillary Agreements.

(ii) The Separation Oversight Committee shall meet (in person or telephonically) no less frequently than monthly. The Separation Oversight Committee shall have the authority to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be contemplated pursuant to any Ancillary Agreement, with each such subcommittee comprised of one or more members of the Separation Oversight Committee or one or more employees of either Party or any member of its respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Separation Oversight Committee from time to time; (b) delegate to any such committee any of the responsibilities of the Separation Oversight Committee; (c) combine, modify the scope of responsibility of, and disband any such subcommittees and (d) modify or reverse any such delegations. The Separation Oversight Committee may establish general procedures for managing the responsibilities assigned to it under this Section 7.1 and may modify such procedures from time to time.

(iii) All decisions by the Separation Oversight Committee or any subcommittee thereof shall be effective only if agreed to by a majority of the members designated by each of SLM BankCo and NewCo.

(iv) The NewCo members of the of the Separation Oversight Committee shall (i) during the Separation Oversight Period, periodically report to and update the Newco Board (or a committee of such board appointed for such purpose) on the progress of the separation and with respect to other matters relating to this Agreement and the Ancillary Agreements and (ii) during the Preferred Stock Period, periodically report to and update the SMI Board on the progress of the IT Transition. During the Separation Oversight Period, the SLM BankCo members of the Separation Oversight Committee will periodically report to and update the SLM BankCo Board (or a committee of such board appointed for such purpose) on the progress of the separation and with respect to other matters relating to this Agreement and the Ancillary Agreements.

7.2 Escalation Process; Good Faith Negotiation.

(a) Escalation Process During the Separation Oversight Period.

(i) The NewCo Program Manager and the SLM BankCo Program Manager shall attempt in good faith to negotiate a resolution to any issues, disputes, controversies or claims arising out of or relating to this Agreement or any Ancillary Agreement (including matters relating to each Party’s rights or the performance of obligations under this Agreement or any Ancillary Agreement or regarding whether any Assets are NewCo Assets or SLM BankCo Assets, any Liabilities are NewCo Liabilities or SLM BankCo Liabilities) (each, a “Dispute”) within [—] days of written notice of any such Dispute (a “Dispute Notice”) being delivered by one Program Manager to the other Program Manager.

(ii) During the Separation Oversight Period, the NewCo Program Manager and the SLM BankCo Program Manager shall escalate to the Separation Oversight Committee any Dispute that cannot be resolved by the Program Managers within [—] days following delivery of a Dispute Notice. The Separation Oversight Committee shall attempt in good faith to negotiate a resolution of each Dispute escalated by the Program Managers.

(iii) If any Dispute is not resolved by the Separation Oversight Committee within [—] days following escalation of such Dispute to the Separation Oversight Committee, (A) the NewCo members of the Separation Oversight Committee shall consult with (x) as matters relating to the IT Transition, the SMI Board and (x) as to all other matters, the NewCo Board (or a committee thereof appointed for such purpose), which may direct the NewCo members of the Separation Oversight Committee how to proceed with respect to such Dispute, and (B) the SLM BankCo members of the Separation Oversight Committee shall consult with the SLM BankCo Board (or a committee thereof appointed for such purpose), which may direct the SLM BankCo members of the Separation Oversight Committee how to proceed with respect to such Dispute.

(iv) If any Dispute remains unresolved for any reason for a period of [—] days following escalation of such Dispute to the Separation Oversight Committee or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.2, the Dispute may be submitted to the dispute resolution procedures in accordance with Section 7.3.

(b) Escalation Process Following the Separation Oversight Period.

(i) The NewCo Program Manager and the SLM BankCo Program Manager shall attempt in good faith to negotiate a resolution to each Dispute within [—] days of a Dispute Notice being delivered by one Program Manager to the other Program Manager.

(ii) If any Dispute is not resolved by the Program Managers within [—] days following delivery of a Dispute Notice, (A) the NewCo Program Manager shall consult with the NewCo Board (or a committee thereof appointed for such purpose), which may direct the NewCo Program Manager how to proceed with respect to such Dispute and (B) the SLM BankCo Program Manager shall consult with the SLM BankCo Board (or a committee thereof appointed for such purpose), which may direct the SLM BankCo Program Manager how to proceed with respect to such Dispute.

(iii) If any Dispute remains unresolved for any reason for a period of [—] days following delivery of a Dispute Notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.2, the Dispute may be submitted to the dispute resolution procedures in accordance with Section 7.3.

(c) Status of Discussions. All negotiations contemplated by this Section 7.2 shall be confidential and shall be treated by the Parties as compromise and settlement negotiations for purposes of applicable rules of evidence.

7.3 Dispute Resolution.

(a) Dispute Resolution. Except as otherwise specifically provided in Section 7.2 or in any Ancillary Agreement, the procedures for nonbinding mediation and binding arbitration set forth in this Section 7.3 and Schedule 7.3 shall apply to all Disputes (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, between or among any members of the NewCo Group and the SLM BankCo Group. Each Party agrees on behalf of itself and the members of its Group that the procedures set forth in this Section 7.3 shall be the sole and exclusive remedy in connection with any such Dispute and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Section 7.3(d) and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. EACH PARTY ON BEHALF OF ITSELF AND EACH MEMBER OF ITS GROUP IRREVOCABLY WAIVES ANY RIGHT TO ANY TRIAL IN A COURT THAT WOULD OTHERWISE HAVE JURISDICTION OVER ANY CLAIM, CONTROVERSY OR DISPUTE SET FORTH IN THE FIRST SENTENCE OF THIS SECTION 7.3(A). All dispute resolution pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b) Mediation. Any Dispute not resolved pursuant to Section 7.2 shall, at the written request of any Party (a “Mediation Request”), which Mediation Request shall be given to the other Party in the manner set forth in Section 10.5, be submitted to nonbinding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure (the “Procedure”), except as modified in Schedule 7.3. The mediation shall be held in [—] or such other places as the Parties may mutually agree. If the Dispute has not been resolved within [—] days of the appointment of a mediator, or within [—] days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then any Party may submit an Arbitration Demand Notice in accordance with Section 7.3(c).

(c) Binding Arbitration. If any Dispute is not resolved within the time period set forth in Section 7.3(b), either NewCo or SLM BankCo may, unless the Applicable Deadline (as hereinafter defined) has occurred, make a written demand (the “Arbitration Demand Notice”) that the Dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the other Party in the manner set forth in Section 10.5. If either Party shall deliver an Arbitration Demand Notice, the other Party may itself deliver an Arbitration Demand Notice to such first Party with respect to any related Dispute with respect to which the Applicable Deadline has not passed without the requirement of first delivering a Dispute Notice as contemplated by Section 7.2. If either Party delivers an Arbitration Demand Notice with respect to any Dispute that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such Disputes shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrator in his or her sole discretion determines that it is impracticable or otherwise inadvisable to do so.

(i) Except as may be expressly provided in any Ancillary Agreement, any Arbitration Demand Notice may be given until two years after the later of (i) the occurrence of the act or event giving rise to the underlying claim (it being understood that in the case of a Third Party Claim, such date shall be the date of assertion of the Third Party Claim rather than the act or event underlying the Third Party Claim) and (ii) the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the Party asserting the claim (as applicable and as it may in a particular case be specifically extended by the Parties in writing, the “Applicable Deadline”). Any discussions, negotiations or mediation between the Parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the Parties. Each Party agrees, on behalf of itself and the members of its respective Group, that, if an Arbitration Demand Notice with respect to a Dispute is not given prior to the expiration of the Applicable Deadline, such Dispute will be barred. Subject to Section 7.3(d), upon delivery of an Arbitration Demand Notice pursuant to Section 7.3(c) prior to the Applicable Deadline, the Dispute shall be decided by one or more arbitrators in accordance with the rules set forth in this Section 7.3 and Schedule 7.3.

(ii) Except as otherwise set forth in this Section 7.3 and Schedule 7.3, any arbitration hereunder will be conducted in accordance with the American Arbitration Association (the “AAA”) Comprehensive Arbitration Rules and Procedures then prevailing; provided, however, that to the extent that the provisions of this Agreement and the prevailing rules of the AAA conflict, the provisions of this Agreement (including this Section 7.3 and Schedule 7.3) shall govern. Unless the Parties otherwise agree, any such arbitration shall be conducted by and before a single arbitrator. Any arbitrator selected pursuant to this Section 7.3(d) shall be neutral and disinterested with respect to each of the Parties and the matter and shall be reasonably competent in the applicable subject matter.

(iii) If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing Party. Any decision rendered under such circumstances shall be as valid and enforceable as if the Parties had appeared and participated fully at all stages.

(iv) The fees of the arbitrator and all other arbitration costs shall be borne equally by each Party involved in the matter, except that each Party shall be responsible for its own attorney’s fees and other costs and expenses, including the costs of witnesses selected by such Party.

(v) Any arbitration award shall be an award with a holding in favor of or against a Party and shall include findings as to facts, issues or conclusions of law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall include a statement of the reasoning on which the award rests. The award must also be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof. Any award shall not be vacated or appealed except on the bases of (i) the award being procured by fraud or corruption, (ii) the arbitrator being partial or corrupt, (iii) the arbitrator wrongfully refusing to postpone a hearing or hear evidence, or (iv) the arbitrator exceeding the scope of the power granted to the arbitrator in this Agreement.

(vi) Any arbitration proceedings hereunder shall take place in [—], unless another location is otherwise agreed to in writing by the Parties.

(d) Regardless of whether a Dispute Notice, Mediation Request or Arbitration Demand Notice has been delivered, prior to the time at which the mediator or arbitrator is appointed pursuant to this Section 7.3, either Party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, nor the grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein, and the arbitrator may order the Parties to petition the court to dissolve, continue or modify any such order. Any such temporary restraining order shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof.

(e) Except as required by Law, the Parties shall hold, and shall cause their respective Subsidiaries, officers, directors, employees, agents and other representatives to hold, the existence, content and result of and mediation or arbitration in confidence in accordance with the provisions of this Article VII and except as may be required in order to enforce any agreement or award. Each of the Parties shall request that the mediator or arbitrator, as applicable, comply with such confidentiality requirement.

(f) The interpretation of the provisions of this Article VII, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable U.S. federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 11.2.

7.4 Continuation of Services and Commitments. Unless otherwise agreed in writing, the Parties shall, and shall cause their Subsidiaries to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such Agreements during the course of dispute resolution pursuant to the provisions of this Article VII.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the NewCo Assets and the SLM BankCo Assets and the assignment and assumption of the NewCo Liabilities and the SLM BankCo Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Time, Existing SLM, SLM BankCo and NewCo in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by Existing SLM, SLM BankCo, NewCo or any of their respective Subsidiaries, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Prior to the first anniversary of the Effective Time, if one or more of the Parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, subject to applicable Law (including, in the case of the SLM BankCo Group, banking regulations and the advice of the SLM BankCo Group’s counsel in respect thereof), the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated by the Sallie Mae Board at any time, in its sole and absolute discretion, prior to the Effective Time. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

9.2 Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (or any of its directors or officers) shall have any liability or further obligation to any other Party.

ARTICLE X

MISCELLANEOUS

10.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

(b) This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties other than those set forth or referred to herein or therein.

(c) SLM BankCo represents on behalf of itself and each other member of the SLM BankCo Group, and NewCo represents on behalf of itself and each other member of the NewCo Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party may execute certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

(e) Notwithstanding any provision of this Agreement or any Ancillary Agreement, none of Existing SLM, SLM BankCo nor NewCo shall be required to take or omit to take any act that would violate its fiduciary duties to any minority shareholders of any non-wholly owned Subsidiary of Existing SLM, SLM BankCo or NewCo, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

10.2 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

10.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement or the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any of its Subsidiaries from being party to or undertaking a Change of Control.

10.4 Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any SLM BankCo Indemnitee or NewCo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties thereto any rights or remedies hereunder, and (b) there are no Third Party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to SLM BankCo, to:

SLM Corporation

[—]

[—]

Attn: General Counsel

Facsimile: [—]

with a copy to:

If to NewCo, to:

New Corporation

[—]

[—]

Attn: General Counsel

Facsimile: [—]

with a copy to:

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

10.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7 Force Majeure. No Party shall be deemed in default of this Agreement or any Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement results from any Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

10.8 Publicity. Prior to the Effective Time, each of NewCo and SLM BankCo shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

10.9 Expenses. Except as expressly set forth in this Agreement (including Sections 5.1, 6.3, 6.8(a), 6.10, 7.3 and 8.1(b) and Article IV) or in any Ancillary Agreement, all fees, costs and expenses incurred prior to the Effective Time in connection with the preparation, execution and delivery of this Agreement and any Ancillary Agreement, and with the consummation of the transactions contemplated hereby and thereby, will be borne by NewCo.

10.10 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.11 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.12 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.13 Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief, or the right to interplead a Party into an Action relating to a Third Party Claim, in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.14 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.15 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [—], 2014, regardless of any amendment or restatement hereof and (g) references to any agreement, instrument or other document shall mean such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement.

10.16 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, and except with respect to any breach of any covenant or agreement contained in Sections 5.4, 5.5, 5.7 or 6.9 or as expressly set forth in any Ancillary Agreement, neither NewCo or its Affiliates, on the one hand, nor SLM BankCo or its Affiliates, on the other hand, shall be liable under this Agreement to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such liability with respect to a Third Party Claim).

10.17 Performance. SLM BankCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SLM BankCo Group. NewCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the NewCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

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IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

SLM CORPORATION

By:
Name:
Title:

NEW BLC CORPORATION

By:
Name:
Title:

NEW CORPORATION

By:
Name:
Title:

[Signature page to Separation and Distribution Agreement]